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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SERVICEMASTER GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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SERVICEMASTER GLOBAL HOLDINGS, INC.

150 Peabody Place
Memphis, TN 38103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2020

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ServiceMaster Global Holdings, Inc. will be held at ServiceMaster's corporate office, located at 150 Peabody Place, Memphis, TN 38103, on Tuesday, May 26, 2020, at 6:00 p.m., local time, for the following purposes:

  1.
  To elect the three Class III directors named in the accompanying proxy statement to serve until the 2023 Annual Meeting of Stockholders.

  2.
  To hold a non-binding advisory vote approving executive compensation.

  3.
  To ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for the year ending December 31, 2020.

  4.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        Only stockholders of record at the close of business on April 9, 2020 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment or postponement thereof. This notice and the accompanying proxy statement are first being mailed to stockholders on or about April 20, 2020. We currently intend to hold our Annual Meeting in person; however, we will continue to actively monitor issues related to COVID-19 and the impact of such on our Annual Meeting of Stockholders. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose or recommend. In response to the COVID-19 crisis, it is possible that we may change the date, time or location of the Annual Meeting of Stockholders, or may conduct the Annual Meeting via the Internet or teleconference call if we determine it is not possible or advisable to hold an in-person meeting. We will notify stockholders of any such changes as promptly as practicable by issuing a press release that will be filed with the Securities and Exchange Commission and posted to our website.

By Order of the Board of Directors,

Michael C. Bisignano
 Senior Vice President, General Counsel and Secretary

April 20, 2020

Whether or not you plan to attend the annual meeting, please vote by Internet or telephone at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and personally cast your votes even if you vote by Internet or telephone or fill out and return a proxy card by mail. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2020:

The proxy statement, notice of annual meeting and the 2019 annual report are available, free of charge, at http://www.proxyvote.com.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2020

i

SERVICEMASTER GLOBAL HOLDINGS, INC.

150 Peabody Place
Memphis, TN 38103

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What are the proxy materials?

        The accompanying proxy is delivered and solicited on behalf of the board of directors of ServiceMaster Global Holdings, Inc., a Delaware corporation (referred to as "ServiceMaster," the "Company," "we," "us," or "our"), in connection with the 2020 Annual Meeting of Stockholders (the "Annual Meeting") to be held at ServiceMaster's corporate office, located at 150 Peabody Place, Memphis, TN 38103, on Tuesday, May 26, 2020, at 6:00 p.m., local time. We are first sending this proxy statement and the accompanying form of proxy to stockholders on or about April 20, 2020. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under U.S. Securities and Exchange Commission ("SEC") rules and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting, our 2019 annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2019, and the proxy card or a voting instruction card for the Annual Meeting.

        All stockholders and beneficial owners may access the proxy materials, free of charge, at www.proxyvote.com or on our website, at www.servicemaster.com. If you would like to receive a paper copy of our proxy materials, free of charge, please write to ServiceMaster Global Holdings, Inc., c/o Secretary, 150 Peabody Place, Memphis, TN 38103.

Could the Date, Time and Location of the Annual Meeting Change Due to COVID-19?

        We currently intend to hold our Annual Meeting in person; however, we will continue to actively monitor issues related to COVID-19 and the impact of such on our Annual Meeting. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose or recommend. In response to the COVID-19 crisis, it is possible that we may change the date, time or location of the Annual Meeting, or may conduct the Annual Meeting via the Internet or teleconference call (a "virtual meeting") if we determine it is not possible or advisable to hold an in-person meeting. We will notify stockholders of any such changes as promptly as practicable by issuing a press release that will be filed with the SEC and posted to our website.

        If we elect to proceed with a virtual meeting, we will ensure that our stockholders will be able to participate in the virtual meeting by providing a toll-free telephone number whereby they can access the meeting, ensuring any presentations are available to access via the Internet, afford stockholders the opportunity to ask questions and be able to vote their shares, if necessary, in conjunction with the Annual Meeting. If we elect to hold a virtual meeting for the 2020 Annual Meeting, we would do so only as a precautionary measure in response to the COVID-19 situation; we would expect to revert to an in-person annual meeting in 2021 and future years.

        If you plan to attend the Annual Meeting in person, please monitor our Investor Relations website at http://investors.servicemaster.com and check the website in advance of the Annual Meeting for any updates. Please also retain your Annual Meeting materials for access details you will need in the event we decide to hold a virtual meeting, including the control number included on your proxy card or in the voting instructions that accompanied your proxy materials as you will need this number should we determine to switch to virtual meeting. A virtual meeting will have no impact on your ability to provide your proxy prior to the Annual Meeting by using the Internet or telephone or by completing, signing, dating and mailing your proxy card, as explained in this proxy statement.

What items of business will be voted on at the Annual Meeting?

        The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1:	The election of the three nominees named in this proxy statement as Class III directors for a term expiring at the 2023 Annual Meeting of Stockholders.
•	Proposal 2:	A non-binding advisory vote approving executive compensation.
•	Proposal 3:	The ratification of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the year ending December 31, 2020.
•	To transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?

•	Proposal 1:	"FOR" each of the nominees named in this proxy statement as Class III directors for a term expiring at the 2023 Annual Meeting of Stockholders.
•	Proposal 2:	"FOR" the non-binding advisory vote approving executive compensation.
•	Proposal 3:	"FOR" the ratification of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2020.
•	At the discretion of the proxy holders, either FOR or AGAINST, any other matter or business that may properly come before the Annual Meeting.

        As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies in accordance with their judgment on those matters.

Who is entitled to vote at the Annual Meeting?

        The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is April 9, 2020. At the close of business on that date, we had 131,923,361 shares of common stock outstanding and entitled to be voted at the Annual Meeting held by two stockholders of record and approximately 34,000 beneficial stockholders. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters' rights are not applicable to any of the matters being voted upon at the Annual Meeting.

        By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

        Registered Stockholders.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. ("Computershare"), you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card in one of the manners listed on the proxy card or to vote in person at the Annual Meeting.

        Beneficial Stockholders.    If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card you received with the proxy materials. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's, bank's, trustee's or other nominee's procedures for obtaining a legal proxy.

What votes are required to approve each of the proposals?

        Proposal 1, the nominees for Class III director will be elected by a majority of the votes cast with respect to such director nominee's election. The "majority of votes cast" means that the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee's election. In accordance with our amended and restated by-laws, stockholders do not have the right to cumulate their votes for the election of directors.

        Proposal 2, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

        Proposal 3, the ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte for 2020 and will consider the outcome of the vote when making appointments of our independent registered public accounting firm in future years. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and the stockholders' best interests.

How are broker non-votes and abstentions counted?

        The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked

"ABSTAIN" will be counted as shares present for purposes of establishing a quorum. Brokers or nominees holding shares for a beneficial owner may only vote on routine matters on behalf of a beneficial owner that does not provide voting instructions for their shares. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and, therefore, does not vote on a non-routine matter. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. Abstention and broker non-votes shall not be counted as votes cast with respect to a director nominee's election in Proposal 1. As to Proposals 2 and 3, shares represented by proxies that are marked "ABSTAIN" will have the effect of a vote against the proposal, while a broker non-vote will not have an effect on the outcome of any proposal other than Proposal 3. Only the ratification of the selection of Deloitte as our independent registered public accounting firm in Proposal 3 is considered a routine matter. Your broker will therefore not have discretion to vote on the "non-routine" matters set forth in Proposals 1 and 2 absent direction from you. It is, therefore, important that you vote your shares.

What happens if a director nominee does not get a majority vote?

        Following certification of the stockholder vote in an uncontested election, any incumbent director who did not receive a majority of the votes cast for his or her election shall promptly tender his or her resignation, contingent upon acceptance of such resignation by the board, to the Chairman of the board. The Chairman of the board shall inform the Nominating and Corporate Governance Committee of such tender of resignation, and the Nominating and Corporate Governance Committee shall consider such resignation and recommend to the board of directors whether to accept the tendered resignation or reject it or whether any other action should be taken. In deciding upon its recommendation, the Nominating and Corporate Governance Committee shall consider all relevant factors, including without limitation the qualifications of the director who has tendered his or her resignation and the director's contribution to the Company and the board. The board will act on the recommendation of the Nominating and Corporate Governance Committee no later than 90 days after the certification of the stockholder vote and disclose the decision by filing a Form 8-K with the SEC. The board shall consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors that the board deems relevant.

Can I vote in person at the Annual Meeting?

        For beneficial stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders of record with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

        Space for the Annual Meeting is limited and admission will be granted on a first-come, first-served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver's license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of April 9, 2020, the record date, such as their most recent account statement reflecting their stock ownership prior to April 9, 2020, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

Can I vote by telephone or Internet?

        Stockholders of record with shares registered directly in their names with Computershare will be able to vote using the telephone and Internet. For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. If you vote by telephone or by the Internet, you do not need to send in a proxy card or voting instruction form. The deadline for telephone and Internet voting will be 11:59 p.m., Eastern Time, on May 25, 2020.

How will my proxy be voted?

        The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders who received a proxy by mail and choose to vote by mail are requested to complete, date and sign the accompanying proxy and promptly return it in the envelope provided. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein.

        Proxies will be voted as specified by the stockholders. Unless contrary instructions are specified by the stockholder on the proxy card, if the accompanying proxy card is executed and returned (and not revoked) before the Annual Meeting, the shares of the common stock of the Company represented thereby will be voted "FOR" election of the nominees listed in this Proxy Statement as directors of the Company, "FOR" the proposal regarding advisory vote approving executive compensation and "FOR" the ratification of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2020. A stockholder's submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting.

How do I change or revoke my proxy?

        Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote in person at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

Who will count and certify the votes?

        Representatives of Broadridge Investor Communication Solutions, Inc. ("Broadridge") and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.

How can I make a proposal or make a nomination for director for next year's annual meeting?

        You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2021, the proposal or nomination must be received by us at our principal executive offices no later than December 21, 2020. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2021 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 26, 2021 and February 25, 2021 and comply with the other provisions of our amended and restated by-laws.

Who pays for the cost of proxy preparation and solicitation?

        The accompanying proxy is solicited by our board of directors. We have also retained the firm of Georgeson to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $10,000, plus reimbursement of expenses. Broadridge will also assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Director Independence

        Our board of directors is currently composed of seven directors. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. We currently have two directors in Classes I and II each and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The terms of directors in Classes I, II and III end at the annual meetings in 2020, 2021 and 2022, as indicated below.

Director	Class
John B. Corness	Class I—Expiring 2021 Annual Meeting
Stephen J. Sedita	Class I—Expiring 2021 Annual Meeting
Laurie Ann Goldman	Class II—Expiring 2022 Annual Meeting
Steven B. Hochhauser	Class II—Expiring 2022 Annual Meeting
Deborah H. Caplan	Class III—Expiring 2020 Annual Meeting
Naren K. Gursahaney*	Class III—Expiring 2020 Annual Meeting
Mark E. Tomkins**	Class III—Expiring 2020 Annual Meeting

* Chairman of the Board

** Lead Independent Director

        At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the three nominees for director whose term expires at the Annual Meeting. Deborah H. Caplan, Naren K. Gursahaney and Mark E. Tomkins, our Class III directors, have been nominated for reelection at the Annual Meeting. See "Proposal 1—Election of Directors" below.

        The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. During 2019, Ms. Caplan was added as a new member of the board of directors. Effective as of January 21, 2020, Nikhil M. Varty resigned from his position as Chief Executive Officer and as a member of the board of directors.

        Set forth below is biographical information as well as background information relating to each nominee's and continuing director's business experience, qualifications, attributes and skills and why the board of directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of April 20, 2020.

Nominees for Election to the Board of Directors in 2020

Class III—Directors Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information
Deborah H. Caplan	57	Ms. Caplan has served as one of our directors since July 2019. Since April 2013, Ms. Caplan has served as executive vice president, human resources and corporate services for NextEra Energy, Inc. NextEra Energy is a leading clean energy company headquartered in Florida. Ms. Caplan previously served as NextEra Energy's vice president of integrated supply chain and vice president and chief operating officer of the subsidiary, Florida Power & Light Company. Prior to joining NextEra Energy, she worked for General Electric Company as the senior vice president of global operations for Vendor Financial Services. Ms. Caplan's extensive business experience, her leadership skills of building cultures founded on strong values and her corporate strategy skills qualify her to serve on our board of directors.
Naren K. Gursahaney	58

Mr. Gursahaney has served our interim Chief Executive Officer since January 2020. He has served as one of our directors since December 2017 and as our Chairman of the Board since April 2019. He has been a private investor since 2016. From 2012 until 2016, he served as president and chief executive officer, and a member of the board of directors, of The ADT Corporation, a leading provider of security and automation solutions for homes and businesses in the United States and Canada. From 2003 until 2012, he served in various executive positions at Tyco International Ltd. He currently serves on the board of directors of NextEra Energy, Inc. Mr. Gursahaney's extensive experience in operations, strategic planning and with large, global residential and commercial services companies, along with his board experience, qualify him to serve on our board of directors.

Mark E. Tomkins	64

Mr. Tomkins has served as one of our directors since June 2015 and has served as our lead independent director since January 2020. He previously served as our non-executive Chairman from May 2016 until April 2019. He has been a private investor since 2006. He currently serves on the boards of W. R. Grace & Co., a specialty chemical and specialty materials manufacturing and production company, and Trinseo S.A., a manufacturer of plastics, latex binders and synthetic rubber. From 2016 to 2019, he served on the board of Klockner Pentaplast Group, a privately held plastic film and packaging manufacturer and from 2007 until 2014, he served on the board of Elevance Renewable Sciences Inc., a privately held renewable polymer and energy company, and from 2007 to 2012, he served on the board of CVR Energy, Inc., a petroleum refining and nitrogen fertilizer manufacturing company. From 2005 until 2006, Mr. Tomkins served as senior vice president and chief financial officer of Innovene, a petrochemical and oil refining company controlled by BP p.l.c. that is now part of the INEOS Group. Prior to Innovene, he served as chief financial officer of Vulcan Materials Company and Great Lakes Chemical (now Lanxess), and was vice president of finance and business development for the polymer and electronic materials divisions of Allied Signal (now Honeywell) and held several finance positions with Monsanto. Mr. Tomkins is a certified public accountant. Mr. Tomkins' financial, accounting and management expertise, along with his experience on other public and private company boards, qualify him to serve on our board of directors.

Continuing Members of the Board of Directors

Class I—Nominees Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information
John B. Corness	65	Mr. Corness has served as one of our directors since July 2016. He has been a private investor and advisor since 2013. From 1999 until 2013, Mr. Corness was employed by Polaris Industries, Inc., a leading manufacturer of recreational and utility vehicles, where he held various positions including vice president of human resources. Previously, he served in various human resources positions at General Electric, Maple Leaf Foods Canada and TransAlta Resources. From 2013 until 2018 he owned Corness Associates, a consulting firm focused on succession planning, leadership development and HR strategy. His strength in identifying and creating strong leadership teams, and his knowledge of executive succession planning and compensation practices and plans for public company executive officers, qualify him to serve on our board of directors.
Stephen J. Sedita	68

Mr. Sedita has served as one of our directors since December 2013. From 2008 until he retired in 2011, Mr. Sedita served as the chief financial officer and vice president of GE Home & Business Solutions, a business of General Electric Company. From 2007 until 2008, Mr. Sedita served as chief financial officer and vice president of GE Aviation. From 2005 until 2007, Mr. Sedita was vice president and chief financial officer of GE Industrial Sector, a portfolio of electrical product, systems and plastics businesses. Prior to GE Industrial Sector, he served as chief financial officer of GE Consumer & Industrial, GE Appliances and GE Plastics. From 1995 until 2016, he served on the board of Controladora Mabe, S.A. de C.V., and also served on the boards of Camco Inc. and Momentive Performance Materials Holdings Inc. Mr. Sedita's extensive business and financial background and his prior board service experience qualify him to serve on our board of directors.

Continuing Members of the Board of Directors

Class II—Nominees Whose Term Expires in 2022

Name	Age	Principal Occupation and Other Information
Laurie Ann Goldman	57	Ms. Goldman has served as one of our directors since December 2015. She was named chief executive officer of New Avon LLC, in January 2019 and served as such until August 2019. New Avon, LLC is a privately held company and is the leading social selling beauty company in North America, with independent sales representatives throughout the United States, Puerto Rico and Canada. Ms. Goldman is the founder and chief executive officer of LA Ventures, an investment and advisory firm for growth-oriented, consumer-facing businesses. From 2014 until 2019, she was a private investor and advisor. She serves on the boards of directors of Guess? Inc., a contemporary apparel and related consumer products retailer, and Joe & The Juice Holding A/S, a private company with a chain of juice bars and coffee shops in North America, Europe, Asia and Australia. Ms. Goldman previously served on the boards of directors of New Avon, LLC and Francesca's Holdings Corporation, a women's clothing retailer. From 2002 until 2014, Ms. Goldman served as chief executive officer of Spanx, Inc., a women's undergarment and apparel company. Ms. Goldman brings significant brand management and multi-channel product and marketing experience, and her prior executive management expertise, along with her experience on public and private company boards, qualify her to serve on our board of directors.
Steven B. Hochhauser	58

Mr. Hochhauser has served as one of our directors since May 2018. Mr. Hochhauser, served as interim president of our American Home Shield business prior to its spin-off from March until May 2018. He has been a private investor since 2011. Since May 2019, he has served as chairman of A&R Logistics, a privately held company, and since 2016, he has served as chairman of Ascensus Specialties LLC, a privately held specialty chemicals company, and served as chief executive officer of Ascensus Specialties from 2016 until 2017. From 2012 until 2016 he was the lead director of Novolex, a privately held paper and plastic packaging company, and from 2013 until 2015, he was on the board of Argotec LLC, a privately held specialty plastic and films company. He is the former chairman and chief executive officer of Johns Manville. Mr. Hochhauser has held various executive positions at Ingersoll Rand, Honeywell and United Technologies. Mr. Hochhauser's knowledge of strategic planning and business operations, along with his leadership experience and prior board experience, qualify him to serve on our board of directors.

Director Independence

        Our board of directors has determined, after considering all of the relevant facts and circumstances, that Mses. Caplan and Goldman and Messrs. Corness, Hochhauser, Tomkins and Sedita are "independent" as defined under New York Stock Exchange ("NYSE") listing standards. In making its determination of director independence, our board of directors considers the NYSE listing standards and all relevant facts and circumstances, including ensuring that the following categories of relationships between a director and our Company are evaluated:

  •
  employment of a director or a director's immediate family member by, a director's position as a director with, or direct or indirect ownership by a director or a director's immediate family member of a 10 percent or greater equity interest in, another company or organization that made payments to, or received payments from, our Company or any of our subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or two percent of such other company's consolidated gross revenues; and

  •
  a relationship of a director or a director's immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which our Company or any of our subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or two percent of such charitable organization's consolidated gross revenues.

        No director qualifies as "independent" unless the board of directors affirmatively determines that the director has no material relationship with our Company or our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company or any of our subsidiaries). Our board of directors assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which members are independent. To assist the board of directors in making its independence assessment, each year members of our board of directors complete responses to a questionnaire, which requires disclosure of each director's and his or her immediate family's relationships to the Company, as well as any potential conflicts of interest and other matters. In 2019, there were no related-party or conflicts of interest transactions between the Company and any of our independent directors that require disclosure under SEC rules.

        On January 21, 2020, Naren K. Gursahaney, our Chairman of the Board, was appointed as the Company's interim CEO. Prior to his appointment, Mr. Gursahaney was deemed to be an independent director of the board. While he serves as interim CEO, he cannot be deemed an independent director; however, it is anticipated that once a permanent CEO is named, Mr. Gursahaney will be in a position to be re-evaluated and re-designated by the board of directors as an independent director pursuant to NYSE regulations.

Board Leadership Structure

        Our board of directors is currently led by our Chairman, Mr. Gursahaney. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the company at a given point in time. The board believes this governance structure currently promotes a balance between the board's independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

        In connection with Mr. Gursahaney's appointment as interim CEO, the board of directors amended the board's corporate governance guidelines to provide that if the Chairman of the Board is not an independent director, a lead independent director will be elected by and from among the independent directors of the board. The lead independent director is responsible for serving as liaison between the Chairman of the Board and the independent directors and will have authority to call meetings of the independent directors, and if requested by stockholders, ensure that he or she is available for consultation and direct communication with the stockholders. On January 21, 2020, the board of directors appointed Mr. Tomkins to serve as lead independent director.

Meetings of the Board of Directors and Attendance at the Annual Meeting

        Our board of directors held 12 meetings during the fiscal year ended December 31, 2019. Each of our incumbent directors attended at least 75 percent of the total number of meetings of the board and any committees of which he or she was a member in 2019. Directors are encouraged to attend our annual meetings. All of the directors serving on the board at the time attended the 2019 Annual Meeting.

Executive Sessions

        Executive sessions, which are meetings of the independent directors, are regularly scheduled throughout the year. While serving as non-executive Chairman, Mr. Gursahaney, presided over the executive sessions. With Mr. Gursahaney's appointment as interim CEO, Mr. Tomkins, as lead independent director, will preside over the executive sessions of the independent directors. The committees of the board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge on our website at www.servicemaster.com/company/about/corporate-governance. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

Code of Conduct and Financial Code of Ethics

        We have a Financial Code of Ethics that applies to the CEO, CFO and Controller, or persons performing similar functions, and other designated officers and employees, including the primary financial officer of each of our business units and the Treasurer. We also have a Code of Conduct that applies to all of our directors, officers and employees. The Financial Code of Ethics and Code of Conduct each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Conduct is available without charge on our website at www.servicemaster.com/company/about/corporate-governance.

        We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, by posting such information on our website at www.servicemaster.com/company/about/corporate-governance.

Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

        In accordance with the Sarbanes-Oxley Act, our Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Environmental, Social, Safety and Employee Matters

        Three of our core commitments in our business are We Serve, We Care and We Deliver. Every day, our employees, service partners and franchise associates serve our customers, providing cleaner, healthier and safer environments wherever they are—at home, at work or at play. Our customers have come to trust us during some of the most important moments of their lives, whether protecting them from the effects of pests, helping them recover from the trauma of unexpected disasters or keeping their homes clean and businesses orderly, so they can live hassle-free lives. Our frontline serves our customers with passion because they care deeply about the work they do and the relationships they have built.

        We Serve:    We aspire to deliver an unparalleled customer experience, whether protecting our customers' health from the effects of harmful pests, returning them to a safe place to live or work by carefully restoring their lives or ensuring they breathe freely in an environment which we have kept meticulously clean. We believe through service and care, we have the power to impact and improve lives and drive growth in our businesses. This core belief is at the heart of how we are shaping our future, working with employees and franchise associates, and re-imagining our customer journeys to deliver memorable experiences to our customers at every touch point.

        We Care:    Listening to our employees in the field and instilling their learnings in our processes and systems allows us to remove obstacles from their paths, enabling them to deliver an unmatched customer experience. Enhancing benefits, optimizing work hours, improving pay-for-performance structures and creating career paths tailored to deserving employees' aspirations demonstrates our deep care for them in their quest to deliver outstanding service. We are creating a workplace that respects creativity, initiative, diversity of thought and cultural inclusion by recognizing talent and perseverance at every level. We have increased our community outreach because service and care are at the heart of our business.

        We Deliver:    Credibility is extremely important. We have significantly improved our ability to deliver on our commitments to our customers, employees, partners, stockholders and other stakeholders.

        We have a Corporate Sustainability Report that discusses the values, goals and objectives we strive for each day and the impact we are making as we live the commitments of We Serve, We Care and We Deliver. The Corporate Sustainability Report is available without charge on our website at www.servicemaster.com/company/about/corporate-governance.

Board Committees

        Our board of directors maintains an Audit Committee, a Compensation Committee, an Environmental, Health and Safety Committee and a Nominating and Corporate Governance Committee. During 2019, each of these committees was comprised entirely of independent directors. Below is a brief description of our committees. The following table shows the committee members as of December 31, 2019, and the number of meetings held during 2019.

Director	Audit	Compensation	Nominating & Corporate Governance	Environmental, Health & Safety
Deborah H. Caplan	X	X	X	X
John B. Corness	X	X*	X	X
Laurie Ann Goldman	X	X	X	X
Naren K. Gursahaney	X	X	X*	X
Steven B. Hochhauser	X	X	X	X
Stephen J. Sedita	X	X	X	X*
Mark E. Tomkins	X*	X	X	X
Number of Meetings in 2019	9	6	4	4

X = Committee Member as of December 31, 2019; * = Chair

        On January 21, 2020, in connection with Mr. Gursahaney's appointment as interim CEO, the board of directors reconstituted the membership of each of the committees as set forth below.

Director	Audit	Compensation	Nominating & Corporate Governance	Environmental, Health & Safety
Deborah H. Caplan	X			X
John B. Corness		X*
Laurie Ann Goldman		X	X*
Naren K. Gursahaney				X
Steven B. Hochhauser		X	X
Stephen J. Sedita	X			X*
Mark E. Tomkins	X*		X

X = Committee Member as of January 21, 2020; * = Chair

Audit Committee

        Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on our website at www.servicemaster.com/company/about/corporate-governance.

        The current members of our Audit Committee are Messrs. Tomkins (Chair) and Sedita and Ms. Caplan. Our board of directors has designated each of Messrs. Tomkins and Sedita as "audit committee financial experts," and each member of the Audit Committee has been determined to be "financially literate" under the NYSE rules. Our board of directors has also determined that each member of the Audit Committee is "independent" as defined under NYSE and Exchange Act rules and regulations.

Compensation Committee

        Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers of our Company and its subsidiaries (including the CEO), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge on our website at www.servicemaster.com/company/about/corporate-governance.

        The current members of our Compensation Committee are Messrs. Corness (Chair) and Hochhauser and Ms. Goldman. Our board of directors determined that each member of the Compensation Committee is "independent" as defined under NYSE listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During the first part of 2019, the committee engaged Semler Brossy Consulting Group, LLC ("Semler Brossy") to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the company's compensation program for its senior executive officers, including the named executive officers and non-employee directors. The Compensation Committee performed an assessment of Semler Brossy's independence to determine whether the consultant is independent, taking into account Semler Brossy's executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Compensation Committee determined that the firm's work has not raised any conflict of interest and the firm is independent. During the second half of 2019, the Compensation Committee as part of good governance decided to rotate Compensation Committee consultants and opened a search for a new consulting firm. In November 2019, the Compensation Committee selected Pearl Meyer & Partners, LLC ("Pearl Meyer") as its new advisor on executive compensation matters. The Compensation Committee also performed an assessment of Pearl Meyer's and determined that the firm was independent.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us and overseeing board of directors evaluations. In 2019, the board of directors elected to give responsibility for review and approval of director compensation to the Nominating and Corporate Governance Committee. The charter of our Nominating and Corporate Governance Committee is available without charge on our website at www.servicemaster.com/company/about/corporate-governance.

        The current members of our Nominating and Corporate Governance Committee are Ms. Goldman (Chair) and Messrs. Hochhauser and Tomkins. Our board of directors determined that each member of the Nominating and Corporate Governance Committee is "independent" as defined under NYSE listing standards.

Environmental, Health and Safety Committee

        Our Environmental, Health and Safety Committee is responsible, among its other duties and responsibilities, for reviewing the status of the Company's policies and practices concerning environmental, health and safety matters, including processes to manage environmental, health and safety risk and ensure compliance with applicable laws and regulations; reviewing and monitoring the Company's environmental, health and safety risk assessments, performance, strategies, training and resources; and providing input to the Company on the management of current and emerging environmental, health and safety regulations and issues. The charter of our Environmental, Health and Safety Committee is available without charge on our website at www.servicemaster.com/company/about/corporate-governance.

        The current members of our Environmental, Health and Safety Committee are Messrs. Sedita (Chair) and Gursahaney and Ms. Caplan. Our board of directors determined that Mr. Sedita and Ms. Caplan are "independent" as defined under NYSE listing standards. While serving as interim CEO. Mr. Gursahaney is not an independent director; however, NYSE regulations do no prohibit Mr. Gursahaney from serving as a member of the Environmental, Health and Safety Committee.

Compensation Committee Interlocks and Insider Participation

        Messrs. Corness, Gursahaney, Hochhauser, Sedita and Tomkins and Mses. Caplan and Goldman served on the Compensation Committee in 2019. During 2019, no member of the Compensation Committee was at any time an officer or employee of ServiceMaster or any of our subsidiaries nor was any such person a former officer of ServiceMaster or any one of our subsidiaries. For 2019, there were no related-party or conflicts of interest transactions between the Company and any of our Compensation Committee members that require disclosure under SEC rules.

Selection of Nominees for Election to the Board

        Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and select, or recommend that the board select, board candidates who the Nominating and Corporate Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Corporate Governance Committee considers the board's current composition, including expertise, diversity and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as: integrity and honesty; the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with healthcare, operations, finance or marketing or other fields which will complement the talents of the other board members; factors that promote diversity of views and experience such as gender, race, national origin, age and sexual orientation; willingness and capability to take the time to actively participate in board and committee meetings and related activities; ability to work professionally and effectively with other board members and the Company's management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

        In identifying candidates for election to the board of directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, stockholders and other sources. The Nominating and Corporate Governance Committee reviews each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the full board of directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

        The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: ServiceMaster Global Holdings, Inc., c/o Secretary, 150 Peabody Place, Memphis, TN 38103. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

Stockholder Engagement

        We expect all of our directors to attend our annual meetings of stockholders and be available to answer questions from stockholders at the meetings. Between meetings, we expect our interim CEO and our Senior Vice President and Chief Financial Officer, to engage with stockholders on a regular basis at industry and financial conferences, road shows and one-on-one meetings. Mr. Tomkins, our lead independent director, is also available to meet with stockholders on matters that they believe are better addressed by an independent director.

Communications with the Board

        Any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, our Chairman, our lead independent director or any individual member of the board or any committee of the board may write to or email the Company at: ServiceMaster Global Holdings, Inc., c/o Assistant Secretary, 150 Peabody Place, Memphis, TN 38103 or Board_of_Directors@servicemaster.com.

        The board has designated the Company's Assistant Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Assistant Secretary may communicate with the sender for any clarification. In addition, the Assistant Secretary will promptly forward to the chair of the Audit Committee and the Company's General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Assistant Secretary to be potentially material to the Company. As an initial matter, the Assistant Secretary will determine whether the communication is a proper communication for the board. The Assistant Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Assistant Secretary to be immaterial to the Company.

        Separately, the Audit Committee has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Risk Oversight

        Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure, and meets regularly with our chief legal and compliance officers. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full board of directors regarding these and other matters.

Director Compensation

2019 Cash and Equity Retainers

        Members of the board of directors who are not employed by us are entitled to receive an annual retainer of $200,000, of which $80,000 is payable in cash and the other $120,000 payable in stock. Effective as of March 22, 2018, the equity awards will consist of a grant of shares of common stock on the date of the Annual Meeting, or the date of the director's appointment to the board of directors if thereafter. Each director may elect to defer the receipt of the shares of common stock as Deferred Stock Equivalents ("DSEs") to a point in the future, including the time at which the individual is no longer a member of the board, subject to the terms of the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the "Omnibus Incentive Plan"). In addition to the amounts described above, the non-executive Chairman will receive an additional annual cash retainer of $50,000 and an extra $100,000 award of stock. The chairpersons of the Audit Committee and the Compensation Committee will each receive an additional annual cash retainer of $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Environmental, Health and Safety Committee will each receive an additional annual cash retainer of $10,000; however, if our Chairman serves as a chairperson of a committee, the Chairman will not be entitled to the additional cash retainer for the committee chair role. All of our directors were reimbursed for reasonable expenses incurred in connection with attending board of directors meetings and committee meetings.

        As part of its annual review of director compensation, the Nominating and Corporate Governance Committee asked our independent compensation consultant to review our pay practices relative to peers. We found that pay levels for our directors and non-executive Chairman are in-line with peer medians and we continue to believe that our compensation structure properly rewards our non-employee directors.

2019 Director Compensation Table

        This table shows the compensation that each non-employee director received for his or her board and committee chair service in 2019. Amounts reflect partial year board service for Ms. Caplan.

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Deborah H. Caplan	$34,565	$91,403	$125,968
John B. Corness	$100,000	$120,000	$220,000
Naren K. Gursahaney	$110,000	$220,000	$330,000
Laurie Ann Goldman	$80,000	$120,000	$200,000
Steven B. Hochhauser	$80,000	$120,000	$200,000
Mark E. Tomkins	$125,000	$120,000	$245,000
Stephen J. Sedita	$90,000	$120,000	$210,000

(1)
Total of cash fees paid for annual board retainer and committee chair retainer. Prorated from the time of their appointment to the board or committee chair. The annual cash retainer for board fees for 2019 is $80,000, with the non-executive Chairman receiving $130,000. Mr. Tomkins served as non-executive Chairman until our annual meeting of stockholders in April 2019, and was succeeded as non-executive Chairman by Mr. Gursahaney for the remainder of the year. Annual cash retainers at the non-executive Chairman level were paid to Messrs. Tomkins and Gursahaney for one-half year each.

(2)
The amounts in this column reflect the grant date value of the award of common stock (rounded up to one full share if necessary) for annual board retainer. Ms. Caplan received a prorated stock award from the time of her appointment to the board in July 2019. Messrs. Corness, Hochhauser and Sedita elected to defer the receipt of the shares until a date in the future. These awards are now denominated as DSEs. The stock awards were based on the grant date fair value of $52.32 per share for the prorated award for Ms. Caplan in July 2019 (1,747 shares); $49.11 per share for Messrs. Corness, Hochhauser and Sedita (2,444 shares deferred as DSEs); $49.11 per share for Ms. Goldman and Mr. Tomkins (2,444 shares); $49.11 per share for Mr. Gursahaney (4,480 shares).

2020 Director Compensation

        While serving as interim CEO, Mr. Gursahaney will not receive any of the director compensation noted above. With Mr. Tomkins' appointment as lead independent director, he will receive an additional annual cash retainer of $50,000, but will not receive the additional fees for serving as chair of the Audit Committee.

Stock Ownership Guidelines for Directors

        The board of directors has adopted stock ownership guidelines for members of the board of directors and for executive officers of the Company. The board believes that setting these ownership guidelines will enhance directors' and executive officers' alignment with other stockholders. The Nominating and Corporate Governance Committee reviews the director ownership levels and the Compensation Committee reviews the executive officer stock ownership levels on an annual basis. The guidelines for executive officers are discussed below in the Compensation Discussion and Analysis.

        Members of the board of directors are expected to hold stock valued at five times the annual cash retainer. The annual cash retainer is $80,000, resulting in a current expectation to hold stock valued at $400,000. Directors will have a period of five years from February 2015 or their appointment to the board, whichever is later, to meet the ownership guidelines. Until a director meets his or her stock ownership guideline level, he or she cannot sell more than 50 percent of the shares such director owns. All directors subject to the stock ownership guidelines have either met, or are on track to meet, their stock ownership level within the five-year period.

Certain Securities Transactions

  Short Selling

        Our board of directors has adopted a policy that prohibits our directors, executive officers and all other employees from short sales and transactions in puts and calls of the Company's securities. Short sales of securities of the Company evidence an expectation on the part of the seller that such securities will decline in value and signal to the market an absence of confidence in the short-term prospects of the Company. Short sales may also reduce the seller's incentive to improve the performance of the Company.

  Pledges and Hedges

        In addition, the adopted policy prohibits any of our directors, executive officers and all other employees from engaging in pledging and hedging transactions in the Company's securities. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company's other stockholders.

 EXECUTIVE OFFICERS

        The following table sets forth information about our executive officers as of April 20, 2020.

Name	Age	Present Positions	First Became an Executive Officer
Naren K. Gursahaney	58	Interim Chief Executive Officer & Chairman	2020
Anthony D. DiLucente	61	Senior Vice President & Chief Financial Officer	2017
Aster Angagaw	56	President, ServiceMaster Brands	2019
Michael C. Bisignano	48	Senior Vice President, General Counsel & Secretary	2018
David M. Dart	50	Senior Vice President, Human Resources	2018
Pratip Dastidar	57	Senior Vice President & Chief Transformation Officer	2018
Dion Persson	59	Senior Vice President, Business Development	2018
Gregory L. Rutherford	53	President, Terminix Commercial	2019
Kim Scott	47	President, Terminix Residential	2019

        Naren K. Gursahaney has served our interim Chief Executive Officer since January 2020. He has served as one of our directors since December 2017 and was appointed Chairman of the Board in April 2019. He has been a private investor since 2016. From 2012 until 2016, he served as president and chief executive officer, and a member of the board of directors, of The ADT Corporation, a leading provider of security and automation solutions for homes and businesses in the United States and Canada. From 2003 until 2012, he served in various executive positions at Tyco International Ltd. He currently serves on the board of directors of NextEra Energy, Inc. Mr. Gursahaney's extensive experience in operations, strategic planning and with large, global residential and commercial services companies, along with his board experience, qualify him to serve on our board of directors.

        Anthony D. DiLucente has served as ServiceMaster's Senior Vice President and Chief Financial Officer since February 25, 2017. Mr. DiLucente joined ServiceMaster as Senior Vice President on January 17, 2017. From April 2011 until January 2017, he served as executive vice president and chief financial officer of HDT Global, a comprehensive provider of mobility solutions for military and government applications. He previously held financial leadership positions with Sun Capital Partners, Inc., Masonite Inc., Johns Manville and Honeywell International, Inc. Mr. DiLucente served as executive vice president and chief financial officer of Masonite Inc. when on March 16, 2009 Masonite Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and made a similar filing in Canada.

        Aster Angagaw has served as President, ServiceMaster Brands since May 2019. From 2016 until 2019 she worked as chief executive officer of the North American Healthcare division of Sodexo S.A., a global integrated food and facilities management company. During her 18-year career with Sodexo, she also served as global head of sales and business development, and as group vice president of global transformation.

        Michael C. Bisignano has served as Senior Vice President, General Counsel and Secretary since October 2018. From 2015 until 2018, Mr. Bisignano served as executive vice president, general counsel and secretary of CA Technologies, a leading global technology company. From 2010 until 2015, he served as senior vice president, general counsel and corporate secretary for Blackboard Inc., a multinational technology company. He previously held positions at Online Resources Corporation, Arbros Communications and with the law firm Milbank, Tweed, Hadley & McCoy.

        David M. Dart has served as Senior Vice President, Human Resources since August 2018. From 2016 until 2018, he served as senior vice president and chief human resources officer of Veritas Technologies, a global enterprise software company. From 2014 until 2016 he served vice president of human resources for the specialty materials division of Celanese. Previously, he held positions at Ecolab, Bissell, ConAgra Foods and Amgen.

        Pratip Dastidar has served as Senior Vice President and Chief Transformation Officer since December 2017. From 2015 until 2017, he led process innovation that helped operational scale-up at Salesforce.com. He previously held positions at HP, Amazon, Applied Materials, WABCO, United Technologies Carrier and Honeywell Aerospace.

        Dion Persson has served as Senior Vice President, Business Development since September 2017. From 2011 until 2016 he served as vice president of strategy and analytics for Ingersoll Rand, a leading global provider of products, services and solutions. Mr. Persson has also held leadership roles at Johns Manville, a Berkshire Hathaway company, including senior vice president and general counsel, head of human resources and business leader for the company's global fiberglass business.

        Gregory L. Rutherford has served as President, Terminix Commercial since May 2019. From 2006 until 2019, he served as division president, energy and environmental solutions at Republic Services, a leader in solid waste and recycling services. During his 13-year career at Republic Services, he held several leadership positions, including general manager, market vice president; area president and region vice president. Prior to Republic Services, he was at The Scooter Store, and served as a commercial airline pilot for United Airlines and Fighter Pilot in the U.S. Air Force.

        Kim Scott has served as President, Terminix Residential since December 2019. From 2018 until 2019 she served as president of Rubicon Global Holdings LLC, a venture-backed technology company that provides waste, recycling and smart cities solutions to businesses and governments worldwide. Ms. Scott served on the board of directors of Rubicon Global from 2015 until 2018. Prior to Rubicon Global, from 2013 until 2017 she served as president of CHEP North America, a division of Brambles Limited, a supply chain logistics company. During her 11-year career with Brambles Limited, she held several leadership roles including, president CHEP USA; group vice president global acquisition integration; and vice president of operations. Ms. Scott began her career as an environmental engineer for the General Electric Company and U.S. Steel. She served on the board of directors of the U.S. Chamber of Commerce from 2013-2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section describes the material elements of our 2019 executive compensation program and the principles underlying our executive compensation policies and decisions. In addition, in this section, we provide information regarding the compensation paid to each individual who served in the capacity as principal executive officer (CEO) or principal financial officer (CFO) during 2019 and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as such as of the end of our most recent fiscal year, collectively referred to as our Named Executive Officers ("NEOs"). We have also included compensation data for two former executive officers, who, by virtue of their compensation, would have been designated as an NEO. For fiscal 2019, our NEOs are as follows:

  •
  Nikhil M. Varty, former Chief Executive Officer;

  •
  Anthony D. DiLucente, Senior Vice President and Chief Financial Officer;

  •
  Michael C. Bisignano, Senior Vice President, General Counsel and Secretary;

  •
  Dion Persson, Senior Vice President, Business Development;

  •
  Gregory L. Rutherford, President, Terminix Commercial;

  •
  Matthew J. Stevenson, former President, Terminix Residential; and

  •
  Mary Kay Wegner, former President, ServiceMaster Brands.

2019 and Recent Highlights

  Company Structure

  •
  The Company continued its strategic expansion through 39 acquisitions in 2019, including Assured Environments, Gregory Pest Solutions and McCloud Services, as well expansion into the European and Scandinavian pest control markets.

  •
  Improved the customer experience across the Terminix business by improving customer retention, reducing daily cancellation rates and improving net promoter scores (NPS).

  •
  Invested in Terminix infrastructure through a new customer experience platform and termite clean sheet.

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  Developed and funded a robust termite damage claims mitigation program.

  •
  Announced intention to explore strategic alternatives for our ServiceMaster Brands business.

  Business Performance

  •
  Revenues grew over the prior year, as a result of acquisitions, price increases and improved operational performance that resulted in better customer satisfaction, as reflected by improved NPS, higher customer retention and overall customer growth. Revenue growth drove improved EBITDA performance during the first half of 2019, however this performance deteriorated in the second half of the year driven by higher costs, including an increase in termite damage claims and subcontractor costs related to the outsourcing of our fumigation business. Overall, the financial performance in 2019 did not fully meet the target objectives for Revenue or Adjusted EBITDA in the Company' Annual Incentive Plan. Details of the financial performance of the Company are available in Item 8 of the Company's Annual Report on Form 10-K for the

    year ended December 31, 2019 ("2019 Form 10-K"). Please see the narrative in the "Annual Incentive Plan" section below for more detailed information on this subject.

Metric	2019 Target Performance	2019 Actual Achievement
Revenue	$2,105 million	$2,077 million
Adjusted EBITDA	$443 million	$417 million
  •
  The Company's stock price increased by 5.2 percent during 2019, although declining significantly after the Company reported its third quarter financials.

  Management Structure

  •
  Changes were made to our leadership structure during 2019 and subsequent to the end of the fiscal year but prior to the filing of this proxy statement.

  •
  Departures

  •
  Mr. Varty resigned his positions as CEO and member of the board of directors as of January 21, 2020.

  •
  Mr. Stevenson left the Company on October 31, 2019.

  •
  Ms. Wegner left the Company on May 24, 2019.

  •
  New Hires

  •
  Mr. Gursahaney was appointed interim CEO as of January 21, 2020.

  •
  Ms. Angagaw was hired to lead the ServiceMaster Brands business as President on May 13, 2019.

  •
  Mr. Rutherford was hired to lead the Terminix Commercial business as President on May 13, 2019.

  •
  Ms. Scott was hired to lead the Terminix Residential business as President on December 4, 2019.

  •
  The above-named executives hired in 2019 were designated executive officers in 2019.

  Compensation Decisions

        In 2019, the Compensation Committee made the following compensation decisions:

  •
  The base salary of Mr. Bisignano was increased (1.0 percent increase) to recognize his immediate contributions to the Company; Mr. Rutherford's base salary was determined as part of his offer of employment with the Company and reflects the level of his responsibilities and both internal and external benchmarks; Mr. Stevenson's base salary was increased (2.5 percent increase) to better reflect internal and external benchmarks;

  •
  Reviewed the target bonus opportunities for each of the NEOs and made no changes during 2019;

  •
  Long-term incentive ("LTI") awards were granted to NEOs comprised of performance-based stock units ("PSUs"), nonqualified stock options and restricted stock units ("RSUs") in 2019 with approximate grant date values allocated at 50 percent for PSUs, 30 percent for nonqualified stock options and 20 percent for RSUs; and

  •
  Approved an RSU award in May 2019 to Mr. Rutherford as part of his offer of employment that was granted on his hire date.

Objectives of Our Compensation Program

        Our compensation plans for executive officers (including the NEOs) are designed to:

  •
  Attract, motivate and retain highly qualified executives;

  •
  Reward successful performance by the executives and us by linking a significant portion of compensation to financial and business results;

  •
  Align our executives' long-term interests with those of our stockholders through meaningful share ownership; and

  •
  Appropriately balance long-term and near-term incentive compensation so that near-term performance is not emphasized at the expense of long-term value creation.

Elements of Executive Compensation, including for NEOs

        To meet these objectives, our executive compensation program consists of the following:

  •
  Base salary, which is intended to attract and retain highly qualified executives and to recognize individual performance by the executive;

  •
  Annual cash incentive, which is intended to motivate each executive to achieve near-term Company (and, where applicable, business unit) performance goals while contributing to the attainment of long-term business objectives;

  •
  One-time awards (either cash or equity) for retention, promotion or extraordinary performance purposes from time to time;

  •
  Long-term equity incentives, which are intended to align executives' incentives with stockholder interests;

  •
  For 2019, LTI was delivered through a mix of PSUs, stock options and RSUs as described in the Long-Term Equity Awards section later in this document; and

  •
  Employee benefits, including retirement benefits, health and welfare benefits, perquisites, new hire bonuses and relocation benefits, which are intended to attract and retain qualified executives by ensuring that our benefit programs are competitive.

        The Compensation Committee determined a target mix of compensation delivered through the three core elements of base salary, annual cash incentive and LTI awards described above based on competitive market data and internal equity, ensuring that the total compensation is heavily weighted to performance-based elements. The target mix of compensation elements for Mr. Varty, our former CEO, and an average mix for other NEOs are pictured below.

        Each of these elements, discussed in more detail below, plays an integral role in our balancing of executive rewards over near- and long-term periods and our ability to attract and retain key executives. We believe the design of our executive compensation program creates alignment between performance achieved and compensation awarded and motivates achievement of both annual goals and sustainable long-term performance.

Determination of Executive Compensation

Pay Decision Process

        The role of our Compensation Committee is to assist our board of directors in the discharge of its responsibilities relating to our executive compensation program. Our Compensation Committee is responsible for establishing, administering and monitoring our policies governing the compensation for our executive officers, including determining base salaries and near-term and LTI awards.

        The Compensation Committee determines the CEO's compensation and discusses the approved compensation with the board of directors. Historically, in determining the CEO's compensation, the Compensation Committee has considered the following factors: (1) our operating and financial performance, (2) the competitive market data provided by Semler Brossy, our external compensation consultant until November 2019, as presented to the Compensation Committee by our Senior Vice President, Human Resources in collaboration with Semler Brossy, (3) the assessment by the Compensation Committee of the CEO's individual performance with subsequent discussion with the full board of directors and (4) prevailing economic conditions. The CEO recommends to the Compensation Committee compensation for the other executive officers based on his assessment of each executive officer's area of responsibility, individual and business unit performance, overall contribution, the competitive market data provided by Semler Brossy and prevailing economic conditions. All aspects of compensation for our executive officers, including for the CEO, in fiscal year 2019 were approved by the Compensation Committee, and the Compensation Committee performs all functions described in this Compensation Discussion and Analysis as provided for in its charter. The Compensation Committee engaged Pearl Meyer to replace Semler Brossy as its independent compensation consultant in November 2019.

        We believe that our executive compensation program must be attractive to compete in the market for executive talent and must support our growth strategy. As a result of this focus, we rely on competitive pay practices and individual and business performance in determining the compensation of our executives. In making these compensation determinations, we also consider historical individual compensation levels and historical company payout levels for annual cash incentives. The executive compensation program and underlying philosophy are reviewed at least annually by our Compensation Committee to determine what, if any, modifications should be considered.

Compensation Risk Assessment

        Management has assessed the Company's compensation plans and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, management has concluded that the Company's compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, near-term incentives and LTI awards in such a way as to not encourage excessive risk taking. Management's assessment of our compensationplans and programs was reviewed with the Compensation Committee.

Clawback Policy

        The board of directors has approved and implemented a clawback policy that provides the Compensation Committee with the discretion to claw back performance-based compensation in the event of a restatement of Company financial statements or misconduct. This policy was approved in February 2016 and became effective on a prospective basis.

Stock Ownership Guidelines for Executive Officers

        The board of directors has adopted stock ownership guidelines for executive officers of the Company. The board believes that setting these ownership guidelines will enhance our executive officers' alignment with other stockholders. The Compensation Committee reviews executive officer stock ownership levels on an annual basis.

        The ownership guidelines for executive officers are based on a multiple of annual base salary with the CEO expected to own stock valued at six times his annual salary and other executive officers expected to own stock valued at three times their respective annual salaries. Until an executive officer meets these stock ownership guidelines, each executive officer is required to retain 50 percent of the shares obtained, net of the strike price and taxes, upon the exercise of stock options and vestings of other equity awards that are granted on or after February 18, 2018. Shares included in the ownership guideline calculation include shares owned by the executive, unvested RSUs and 25 percent of the in-the-money value of vested options.

Say-on-Pay

        The Compensation Committee considers the advisory vote from stockholders on executive compensation as an important input into the determination of the compensation program structure. The approval of the executive compensation program by more than 96 percent of the votes cast by stockholders in 2019 provides a further endorsement of our executive compensation program. The most significant change to the compensation structure during 2019 was the return to the granting of PSUs, in addition to RSUs and stock options The annual grant of these LTI awards enables the Company to deliver compensation that is competitive with the external market, while aligning executives' interests with those of our stockholders. The Compensation Committee will continue to consider stockholder feedback as part of its decision-making process consistent with the Company's pay-for-performance philosophy.

Peer Group

        In 2019, the Compensation Committee conducted its annual review of our Peer Group. After the review, the Compensation Committee made no changes to the Peer Group and approved a list of 13 companies as our Peer Group. These companies are generally 0.3 to 3.0 times our revenue size, based on 2018 revenue figures.

        The peer companies are generally from the service industry and have a distributed business model. The Compensation Committee also considered the growth rates of the companies when selecting this group of companies. The Compensation Committee reviews our Peer Group and may from time to time adjust the companies comprising the group to better reflect competitors in the industries in which we compete, companies with similar business models and companies that compete in our labor markets for talent. Our Peer Group consists of the following companies:

ABM Industries Incorporated	Rollins, Inc.
Central Garden and Pet Company	Service Corporation International
Chemed Corporation	Spectrum Brands Holdings, Inc.
Cintas Corporation	The Scotts Miracle Grow Company
Realogy Holdings Corp.	Waste Connections, Inc.
Rentokil Initial plc	Weight Watchers International, Inc.
Republic Services, Inc.

        As part of our review of competitive pay practices, we engaged Semler Brossy in 2019 to conduct a market review to determine whether executive officer total compensation opportunities were competitive. In determining 2019 executive compensation, the Compensation Committee relied on the Peer Group data provided by Semler Brossy for positions reported in the peer companies' respective proxy statements. A general survey of competitive market data for positions which were not reported in Peer Group proxy statements was provided by Aon Hewitt and was adjusted to mirror general market merit increases, as identified in market salary increase surveys sponsored by compensation consulting organizations. The survey data reflected companies in general industries with revenue sizes between $1 billion and $5 billion. The positions for which survey data was the primary source of competitive information included business unit presidents and the heads of Human Resources, Legal, Business Development and Information Technology functions. The Compensation Committee then evaluated base pay and annual bonuses for our executives as discussed below. Differences in total compensation generally reflect the relevant experience, expertise, tenure and performance of the individual executive officer within his or her role.

CEO Performance

        The Company negotiated salary, 2019 bonus and equity awards with Mr. Varty as part of his agreement to join the Company as CEO in July 2017. The Compensation Committee confirmed the salary, annual bonus and LTI awards detailed in Mr. Varty's employment agreement and reviewed performance for 2019, with a focus on actions taken to grow the Company profitably:

  (1)
  A seven percent increase in revenue;

  (2)
  A three percent decrease in Adjusted EBITDA; and

  (3)
  Continued pursuit of strategic opportunities through acquisitions of Gregory Pest Solutions, McCloud Services and our expansion to Europe and Scandinavia through the acquisitions of Nomor and Pest Pulse and asset acquisitions in the United Kingdom and Spain.

Base Salary

        The Compensation Committee annually reviews the base salaries of our executive officers. The Compensation Committee may take into account numerous factors when making its determination including the NEO's experience relative to industry peers, competitive market data, time in his or her position, individual performance, future potential and leadership qualities.

        The following table sets forth information regarding the 2019 base salaries for our NEOs.

2019 Base Salary Table

Named Executive Officer	Base Salary as of January 1, 2019 ($)	Base Salary as of December 31, 2019 or date of Departure ($)	Aggregate Increase %
Nikhil M Varty	1,000,000	1,000,000	0%
Anthony D. DiLucente	517,500	517,500	0%
Michael C. Bisignano(1)	450,000	454,500	1.0%
Dion Persson	450,000	450,000	0%
Gregory L. Rutherford	(2)	460,000	(2)
Matthew J. Stevenson(3)	450,000	461,250	2.5%
Mary Kay Wegner	425,000	425,000	0%

(1)
Mr. Bisignano's salary was increased on April 1, 2019 to better align his salary with internal peers and the external market. The salary was also intended to recognize contributions he has made to the Company.

(2)
Mr. Rutherford was hired on May 13, 2019 with a salary of $460,000, consistent with his offer of employment.

(3)
Mr. Stevenson's salary was increased from $450,000 to $461,250 on April 1, 2019 to better align his salary with internal peers and the external market. As the leader of the Company's largest business, he has had significant impact in the streamlining and improved efficiency of business unit operations.

Annual Incentive Plan

        The Company administers the Annual Incentive Plan ("AIP"), our annual cash incentive program, which is designed to reward the achievement of specific pre-set financial results measured over one fiscal year (or, as applicable, a portion of a fiscal year). For 2019, the AIP was measured over the 2019 calendar year results. Each participant was assigned an annual incentive target expressed as a percentage of base salary. For the NEOs, these targets ranged from 60 percent of base salary to 100 percent of base salary. The specific target bonus for each NEO is listed in the table below:

Named Executive Officer	Target Bonus as a Percent of Salary
Nikhil M. Varty	100%
Anthony D. DiLucente	70%
Michael C. Bisignano	60%
Dion Persson	60%
Gregory L. Rutherford	65%
Matthew J. Stevenson	65%
Mary Kay Wegner	65%

Performance Measures

        To encourage our executive officers to focus on near-term Company (and, where applicable, business unit) goals and financial performance, incentives under the AIP are based on our performance with respect to the following measures and an individual performance evaluation, as determined by the Compensation Committee, at both a corporate consolidated and, where applicable, a business unit level:

  •
  Adjusted EBITDA;

  •
  Revenue; and

  •
  Customer count as measured by the change in the total customer count for Terminix and the NPS for Merry Maids. The measure for the corporate customer count is a revenue-weighted average of the business unit customer count measures.

        Adjusted EBITDA and revenue achievement metrics are discussed above.

        The performance measures above were selected as the most appropriate measures upon which to determine annual bonuses because they are the primary metrics that management believes build value in the Company. Additionally, these measures were selected to incentivize profitable growth, with a focus on enhancing the customer experience as measured by customer retention rate. All of the opportunity for payment under the AIP to our NEOs is based on these performance measures and individual performance.

        Payments under the AIP were also subject to the achievement of a minimum level of performance on the Adjusted EBITDA financial measure ("Adjusted EBITDA Threshold"). In order to earn any payment under the AIP, the Adjusted EBITDA Threshold had to be achieved at the corporate consolidated or, where applicable, business unit levels. The Adjusted EBITDA Threshold was exceeded by the Corporate organization and ServiceMaster Brands, but was not met by Terminix. The corporate consolidated Adjusted EBITDA Threshold and business unit Adjusted EBITDA Thresholds applicable to the NEOs are set forth in the table below:

NEO	Performance Measure	Adjusted EBITDA Threshold ($ in 000s)	Adjusted EBITDA Actual ($ in 000s)
Nikhil M. Varty	ServiceMaster Adjusted EBITDA	413,000	417,000
Anthony D. DiLucente	ServiceMaster Adjusted EBITDA	413,000	417,000
Michael C. Bisignano	ServiceMaster Adjusted EBITDA	413,000	417,000
Dion Persson	ServiceMaster Adjusted EBITDA	413,000	417,000
Gregory L. Rutherford	Terminix Adjusted EBITDA	(1)	(1)
Matthew J. Stevenson	Terminix Adjusted EBITDA	326,000	319,000
Mary Kay Wegner	ServiceMaster Brands Adjusted EBITDA	84,000	92,000

(1)
As part of his new hire package, Mr. Rutherford's annual bonus payment for 2019 was guaranteed at 100 percent of his target bonus percent for the full year, as provided for in his offer letter.

Performance Targets and Weightings

        Performance targets are established by the Compensation Committee in the first quarter of each year and are based on expected performance in accordance with our, and where applicable, the business unit's, approved business plan for the year. In the event we and, where applicable, the business unit, achieve the performance targets specified in the table above, payout under the AIP would be 100 percent of a specified percentage of the executive's base salary. Performance below the target goal would result in below target payouts and performance above target goals would pay above target and be subject to the plan-based cap of 200 percent of target. The components and weightings of the performance measures are reviewed and determined annually by the Compensation Committee to reflect Company strategy. The 2019 AIP provides that the bonus payout for business unit presidents is weighted 50 percent on the payout for Corporate organizations and 50 percent on the president's respective business unit performance. The Compensation Committee also considers an evaluation of the individual performance for each executive officer and may adjust the formulaic bonus calculation based on its evaluation for 2019.

        The tables below provide information regarding the 2019 AIP for our participating NEOs, including the performance goals, the weight assigned to each performance goal and the payout as a percentage of the target bonus if the threshold or target performance goal is met. The performance goals and relative weightings reflect the Compensation Committee's objective of ensuring that a substantial amount of each NEO's total compensation is tied to applicable overall corporate and business unit performance.

2019 AIP Weighting, Threshold and Target Performance Goals

NEO	Target Bonus as a % of Salary	Organizational Weighting	Performance Weighting	Threshold ($ in 000s, except Customer Count)		Target ($ in 000s, except Customer Count)		% of Target Performance for Threshold Payout	% Payout with Threshold Performance
Nikhil M. Varty	100%	100% ServiceMaster	40% ServiceMaster Adjusted EBITDA	413,000		443,000		93%	50%
Anthony D. DiLucente	70%		40% ServiceMaster Revenue	1,936,000		2,105,000		92%	50%
Michael C. Bisignano	60%		20% ServiceMaster Customer Count	(1)		(1)		25%	50%
Dion Persson	60%

			40% Terminix Adjusted EBITDA	326,000		350,000		93%	50%
Matthew J. Stevenson(2)	65%	50% Terminix	40% Terminix Revenue	1,669,000		1,827,000		91%	50%
			20% Terminix Customer Count	42 bps	(3)	169 bps	(3)	98%	50%
		50% ServiceMaster	(as detailed above)

			50% ServiceMaster Brands Adjusted EBITDA	84,000		90,000		93%	50%
Mary Kay Wegner(2)	65%	50% ServiceMaster Brands	40% ServiceMaster Brands Revenue	244,000		255,000		96%	50%
			10% Merry Maids NPS	25 bps	(3)	100 bps	(3)	98%	50%
		50% ServiceMaster	(as detailed above)
Gregory L. Rutherford(4)

(1)
Customer count threshold and target for Corporate organizations are calculated as the revenue-weighted average of the customer count payouts for Terminix and ServiceMaster Brands.

(2)
Bonus calculations for business unit Presidents are weighted 50 percent based on ServiceMaster performance and 50 percent on the business unit performance.

(3)
Improvement in customer count is measured in basis points (1 percent = 100 basis points ("bps")).

(4)
Mr. Rutherford's payment under the AIP was guaranteed at 100 percent of his target bonus percent for the full 2019 performance year and so he is not reflected in the table above.

        The "% of Target Performance for Threshold Payout" is equal to threshold performance (which is generally equal to the prior year's actual performance) divided by the current year's target goal. The payout levels for performance above threshold are generally based on a 10:1 ratio—for every one percent of achievement above threshold performance levels, the plan pays out ten additional percentage points of the targeted payout. We believe the 10:1 ratio to be an effective motivator to provide significant rewards for exceptional performance. The customer count metric is measured and rewarded using a different scale than the 10:1 ratio. The customer count metric is based on the basis point change year over year as defined in the annual operating plan. Threshold is set at 25 percent of the target change and will determine a payout of 25 percent of that portion of the total payout. The scale increases to a 100 percent payout at target and 150 percent at the stretch target, with interpolation between achievement and payout levels. The 2019 AIP target payout opportunity for each participating NEO was based on our review of Peer Group and survey data and the importance of the NEO's position relative to our overall financial success. As noted above, business unit presidents' bonus payout is weighted 50 percent on the performance of Corporate organizations and 50 percent on the presidents' respective business unit performance.

2019 AIP Performance

NEO	% of ServiceMaster Target Adjusted EBITDA Attained	% of ServiceMaster Target Revenue Attained	% of ServiceMaster Customer Count Attained	Business Unit	% of Business Unit Target Adjusted EBITDA Attained	% of Business Unit Target Revenue Attained	% of Business Unit Target Customer Count Attained	% of Target Bonus Attained
Nikhil M. Varty	94%	99%		Corporate	N/A	N/A	N/A	77%
Anthony D. DiLucente	94%	99%		Corporate	N/A	N/A	N/A	77%
Michael C. Bisignano	94%	99%		Corporate	N/A	N/A	N/A	77%
Dion Persson	94%	99%		Corporate	N/A	N/A	N/A	77%
Gregory L. Rutherford(1)	(1)	(1)	(1)	Terminix	91%	98%	99%	39%
Matthew J. Stevenson(2)	(2)	(2)	(2)	Terminix	91%	98%	99%	39%
Mary Kay Wegner(2)	(2)	(2)	(2)	ServiceMaster Brands	102%	101%	103%	98%

(1)
Mr. Rutherford's annual bonus payment for 2019 performance was guaranteed at his target bonus percent of 65 percent for the full 2019 performance year.

(2)
Bonus calculations for business unit Presidents are weighted 50 percent based on ServiceMaster performance and 50 percent on the business unit performance.

2019 AIP Payments

NEO	% of Salary Paid at Target Performance	Year-End Base Salary ($)	Target Award Opportunity ($)	Actual % of Target Awarded	Total Bonus Earned ($)
Nikhil M. Varty(1)	100%	1,000,000	1,000,000	27%	265,000
Anthony D. DiLucente(2)	70%	517,500	362,250	61%	220,800
Michael C. Bisignano(2)	60%	454,500	272,007	61%	165,800
Dion Persson(2)	60%	450,000	270,000	53%	143,100
Gregory L. Rutherford(3)	65%	460,000	299,000	100%	299,000
Matthew J. Stevenson(4)	65%	461,250	247,903	—	—
Mary Kay Wegner(5)	65%	425,000	108,986	86%	93,800

(1)
Mr. Varty's annual incentive payment was below the calculated funding level as the Company fell short of internal financial goals. The Compensation Committee exercised its discretion and reduced the funding level for Corporate organizations to 53 percent of target levels from the calculated 77 percent achievement due to the underperformance of Terminix for the year. Consequently, due to Company's missing target performance, the Compensation Committee determined Mr. Varty's annual incentive to be paid at 50 percent of the Corporate funding level.

(2)
Messrs. DiLucente's, Bisignano's and Persson's annual incentive payment was below the calculated funding level as the Company fell short of internal financial performance goals. The Compensation Committee exercised its discretion and reduced the funding level for Corporate organizations to 53 percent of target levels from the calculated 77 percent achievement due to the underperformance of Terminix for the year. Consequently, the Compensation Committee determined the annual incentives would be paid in line with the adjusted Corporate funding level for Messrs. DiLucente, Bisignano and Persson. For Messrs. DiLucente and Bisignano, the Compensation Committee evaluated their individual performance and contributions to the Company's objectives and decided to increase their annual incentive award based on an individual performance modifier of 115 percent for 2019.

(3)
Mr. Rutherford's annual bonus payment for 2019 performance was guaranteed at his target bonus percent of 65 percent of base salary for the full 2019 performance year.

(4)
Mr. Stevenson received no annual incentive payment for 2019 performance. Both the Company and Terminix fell short of internal financial performance goals. The Compensation Committee exercised its discretion and reduced the funding level for Corporate organizations to 53 percent of target levels from the calculated 77 percent achievement due to the underperformance of Terminix for the year. The Terminix business' financial performance failed to surpass the EBITDA gate, resulting in no bonus being calculated for the Terminix business unit. Consequently, the Compensation Committee determined that, as the leader of Terminix Residential, the Company's largest business unit, and his own individual performance for 2019, Mr. Stevenson should receive no annual incentive payment, taking into consideration Terminix' below target performance during the period he led the business.

(5)
Ms. Wegner's annual incentive payment was below the funding level as the 50 percent Company portion of her annual incentive payment was reduced from 77 percent to 53 percent. The ServiceMaster Brands business funding level was allocated at the 119 percent funding level, so her annual incentive payment was based on the 50/50 mix of Corporate and ServiceMaster Brands funding levels. Her annual incentive payment was prorated for her service through May 24, 2019.

Long-Term Equity Awards

        Our long-term equity incentive plans are designed to retain key executives and to align the interests of our executives with the achievement of sustainable long-term growth and performance. For 2019, to provide a long-term incentive component to the pay mix of executive officers, the Compensation Committee approved LTI awards comprised of PSUs, stock options and RSUs.

        The Compensation Committee periodically reviews the equity holdings of executive officers of the Company to ensure there are appropriate levels of ownership and incentive and retention value. The Compensation Committee also reviews competitive market practice regarding the awarding of LTI awards and, following its assessment during 2019 of our executives' stock holdings and future long-term incentive opportunity, the Compensation Committee approved a LTI strategy and subsequently approved awards for the NEOs. The 2019 equity awards are comprised of PSUs, stock options and RSUs, with grant date values equal to 50 percent for PSUs, 30 percent for stock options and 20 percent for RSUs. The specific size and value of the awards are detailed in the Summary Compensation and the Grants of Plan Based Award tables below. The Compensation Committee approved a RSU award in May 2019 to Mr. Rutherford as a part of his offer of employment.

        PSU awards will be earned based on the Company's attainment of certain levels of cumulative adjusted EPS and cumulative adjust revenues, the modified up or down based on the total stockholder return ("TSR") for the Company relative to the TSR of the companies in our peer group. The performance period for which the number of PSUs earned will be a three-year period from January 1, 2019 through December 31, 2021. Executive officers may earn a maximum of 200 percent of the target award with a potential 20 percent upward adjustment if the Company's TSR is in the highest quartile of TSR relative to the peer group for an absolute maximum payout of 220 percent of the target number of PSUs.

        Stock options awarded are nonqualified stock options with vesting generally in equal installments on the first three anniversaries of the grant date. The exercise price of the stock options is the fair market value of the Company's common stock as defined in the Omnibus Incentive Plan. The RSU awards will generally vest in three equal installments on the first three anniversaries of the grant date.

Double Trigger Vesting Upon Change In Control

        The Company has adopted "double trigger" vesting acceleration in the event of a change in control of the Company, effective for all equity awards granted on or after April 23, 2018. This "double trigger" vesting acceleration provision was already included in our stock option agreements, but the

Compensation Committee's action includes this provision in all other stock awards. If the Compensation Committee reasonably determines prior to a change in control that an employee would receive an "Alternative Award" meeting the requirements of the Omnibus Incentive Plan; provided, however, that if within two years following a change in control, the employee's employment is involuntarily (other than for cause) terminated or the employee resigns with good reason, at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such employee shall be provided with either cash or marketable stock equal to the fair market value of the stock subject to the Alternative Award on the date of termination.

Omnibus Incentive Plan

        Our board of directors adopted and our stockholders approved the Omnibus Incentive Plan in 2015. Our directors, officers, employees and consultants are eligible to receive awards under the Omnibus Incentive Plan. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; RSUs; performance RSUs; performance shares; PSUs; stock appreciation rights ("SARs"); dividend equivalents; deferred share units; and other stock-based awards.

        A total of 4,920,142 shares of our common stock remained available for issuance under the Omnibus Incentive Plan as of December 31, 2019. This figure represented less than four percent of the shares of our common stock that were outstanding as of December 31, 2019. The Omnibus Incentive Plan provides that (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is 2,000,000; (2) a participant may receive a maximum of 1,000,000 performance shares, shares of performance-based restricted stock and performance-based RSUs in any year; and (3) the maximum value of performance units granted to a participant during any year may not exceed $10,000,000.

        We will continue to consider LTI awards under the Omnibus Incentive Plan on an ongoing basis to certain key employees, including our NEOs, in order to recognize outstanding performance, assumption of additional responsibilities, enhance retention or otherwise as the Compensation Committee may determine is in our best interest.

Employee Stock Purchase Plan

        The Employee Stock Purchase Plan ("ESPP") was approved by stockholders at the 2015 annual meeting in April 2015. A total of 1,000,000 shares was authorized by stockholders for issuance under the ESPP. The Compensation Committee amended the ESPP in February 2019 to allow for more frequent purchase periods and to change the allowed 10 percent discount to a company match of 10 percent of employee contributions. The authorized number of shares remaining in the ESPP was not changed. The expiration date of the plan was not changed from April 27, 2025. Purchases under the amended ESPP period began in July 2019. Our executive officers are prohibited from participating in the ESPP. As of December 31, 2019, 829,155 shares remained available for purchase under the ESPP.

Retirement Benefits

        Employees, including the NEOs, are generally eligible to participate in the ServiceMaster Profit Sharing and Retirement Plan, as amended and restated and, as it may be further amended from time to time (the "PSRP"). The PSRP is a tax qualified 401(k) defined contribution plan under which we may make discretionary matching contributions. Historically, we have provided for a matching contribution in the PSRP where employees receive a dollar for dollar match on the first one percent of their contributions, and then a $0.50 per dollar match on the next two percent to six percent contributed. Company matching contributions for the NEOs are set forth below in the All Other Compensation table.

        We also maintain the ServiceMaster Deferred Compensation Plan, as amended and restated, as it may be further amended from time to time (the "DCP"), which is a non-qualified deferred compensation plan designed to afford certain highly compensated employees (including the NEOs, executive officers and certain other employees) the opportunity to defer additional amounts of compensation on a pre-tax basis. Messrs. DiLucente and Stevenson contributed to the DCP during 2019.

Employee Benefits and Executive Perquisites

        We offer a variety of health and welfare programs to all eligible employees, including the NEOs. The NEOs are eligible for the same health and welfare benefit programs on the same basis as the rest of our employees, including medical and dental care coverage, life insurance coverage and short and long-term disability.

        We limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our compensation goal of enabling us to attract and retain superior executives for key positions. The perquisites provided to our NEOs are memberships in social and professional clubs.

        Our aircraft policy was amended in October 2018 to require the approval of the Chairman of the board of directors to approve personal use of the Company aircraft by the CEO. Prior to the amendment to the policy in October 2018, the CEO was required to reimburse us for personal use of the company aircraft exceeding 100 hours annually. Any amount so reimbursed to us would be applied to reduce the executive's taxable income arising from the personal use. If our CEO utilizes our aircraft for non-business reasons, the amount, included as All Other Compensation on the Summary Compensation Table below, is generally calculated under the income imputation rules established by the IRS for personal use of company aircraft. These rules require the cost of each flight to be estimated by applying published IRS per mile rates based on the size of the aircraft to the total miles flown. This method of calculation was affirmed by the Compensation Committee.

Employment Arrangements

        We generally provide an executive with an offer letter prior to the time he or she joins the Company. The offer letter generally describes the basic terms of the executive's employment, including his or her start date, starting salary, AIP bonus target, special bonuses (if any), relocation benefits, severance benefits (if any), sign-on bonus (if any) and equity awards granted in connection with the commencement of his or her employment. The terms of the executive's employment are thereafter based on sustained good performance rather than contractual terms and our policies will apply as warranted. Under certain circumstances, we recognize that special arrangements with respect to an executive's employment may be necessary or desirable. In July 2017, we entered into an employment agreement with Mr. Varty setting forth the terms of his employment as our CEO. Please see the narrative following the table in "Grants of Plan Based Awards (2018)" and the "—Potential Payments Upon Termination or Change in Control" section for a description of the agreements with our NEOs.

Post-Termination Compensation

        Messrs. DiLucente, Bisignano, Persson, Rutherford and Stevenson and Ms. Wegner are covered under our standard severance policy or practice as in effect at the time their employment is terminated. The standard severance policy and the terms of the post termination arrangements between us and the other NEOs are described in detail below under the "—Potential Payments Upon Termination or Change in Control" section.

2020 Executive Compensation Matters

CEO Resignation

        Mr. Varty resigned from his position as CEO effective as of January 21, 2020. Mr. Varty and the Company entered into a letter agreement (the "Letter Agreement"), effective as of January 21, 2020, setting forth the terms of Mr. Varty's resignation and continued employment as executive advisor until February 29, 2020. The Letter Agreement provides that through February 29, 2020, Mr. Varty continued to receive his salary and benefits and was eligible for continued vesting of his outstanding equity awards. Mr. Varty was eligible to earn a bonus under the Company's 2019 AIP.

Interim CEO Employment Agreement

        On January 31, 2020, in connection with Mr. Gursahaney's assumption of the role of interim CEO, the board of directors approved, and the Company entered into, an employment agreement with Mr. Gursahaney, dated January 31, 2020 (the "Employment Agreement"). The Employment Agreement provides Mr. Gursahaney with the following compensation: (1) an annual base salary of $1,000,000, subject to proration for the number of days he serves as interim CEO; (2) a target annual bonus opportunity under the Company's AIP equal to 100 percent of his annual base salary (which bonus amount will, for fiscal year 2020, be no less than his target annual bonus, subject to proration for the number of days he serves as interim CEO); (3) a grant of 47,620 RSUs (a grant date value equal to $1,750,000) and (4) a grant of 167,625 options to purchase Company common stock that have an exercise price of $36.75 per share (a grant date value equal to $1,750,000). The RSUs and the options shall vest on the earlier of (i) the first anniversary of the grant date or (ii) Mr. Gursahaney's termination as interim CEO, in which case the RSUs and options will be subject to proration for the number of days he serves as interim CEO. During his time serving as interim CEO, Mr. Gursahaney will also be entitled to corporate housing in Memphis and use of the corporate aircraft (or other private aircraft) for commuting purposes.

Other NEO Compensation Matters

        As previously announced, the Company is in the process of searching for a permanent Chief Executive Officer. The Company's current Chief Financial Officer, Anthony D. DiLucente, is important to the Company and, once hired, will be of assistance to the new permanent Chief Executive Officer's integration at the Company, and therefore, the Company has entered into a retention agreement with Mr. DiLucente to ensure the Company will have the benefit of his continued service and leadership. He will continue to hold the title of Chief Financial Officer of the Company until the earlier of (1) the time the new permanent Chief Executive Officer may decide to replace him as Chief Financial Officer or (2) February 28, 2021. The retention agreement provides that Mr. DiLucente will continue to receive his current base salary and incentive compensation through February 28, 2021. If Mr. DiLucente's employment terminates on February 28, 2021, he will receive severance of (x) one year's base salary, (y) his target annual bonus under the Company's 2020 bonus plan and (z) any pro-rated bonus for 2020 if his role as Chief Financial Officer ends prior to December 31, 2020.

        Also as previously announced, the Company has decided to explore strategic alternatives for its ServiceMaster Brands reporting segment, including a potential sale of the segment. The Company has determined that the continued leadership of Dion Persson, Senior Vice President, Business Development, is important with respect to any potential transaction related to ServiceMaster Brands, so in order to retain his services, on January 28, 2020, the Compensation Committee approved a retention agreement for Mr. Persson that provides he will receive a cash retention award of $225,000. Payment of the retention award is subject to Mr. Persson remaining employed by the Company through either (a) the 30th day following the closing of a transaction involving the ServiceMaster Brands reporting segment or (b) the 30th day after a public announcement is made by the Company that the process regarding the sale of the ServiceMaster Brands business is terminated.

2020 Long-Term Incentive Awards

        In the first quarter of 2020, the Compensation Committee approved the grant of the equity awards set forth in the table below to the NEOs listed below (weighted 50 percent PSUs, 30 percent stock options and 20 percent RSUs). The PSUs have a performance period of three years, 2020 through 2022, based on the achievement of cumulative adjusted earnings per share and cumulative revenue goals, with a modifier based on TSR relative to companies in our peer group. Any payout earned under the PSU award will be settled in the first quarter of 2023. The stock options are scheduled to vest and become exercisable in equal installments on the first three anniversaries of the grant date, subject to the NEO's continued employment with the Company. The RSUs will vest in equal installments on the first three anniversaries of the grant date.

Named Executive Officer	Number of PSUs	Number of Stock Options	Number of RSUs
Anthony D. DiLucente	13,757	26,539	5,503
Michael C. Bisignano	8,598	16,587	3,440
Dion Persson	8,254	15.924	3,302
Gregory L. Rutherford	10,124	19,532	4,050

Compensation Committee Report

        The Company's Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis should be included in this Proxy Statement.

John B. Corness (Chair)
Laurie Ann Goldman
Steven B. Hochhauser

        This Compensation Committee Report is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

 Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Nikhil M. Varty	2019	1,000,000			2,800,077	1,200,004	265,000	2,637	5,267,718
Former Chief Executive Officer	2018	1,000,000			1,750,038	1,750,002	890,000	136,769	5,526,809
	2017	431,818	431,818		2,000,007	1,250,005	—	42,966	4,156,614
Anthony D. DiLucente	2019	517,500			633,553	271,500	220,800	16,408	1,659,761
Senior Vice President and Chief Financial Officer	2018	513,125			450,018	450,016	419,123	10,336	1,842,618
	2017	446,354			1,100,045	373,443	350,000	30,787	2,300,629
Michael C. Bisignano	2019	452,813	150,000	(4)	402,562	172,504	165,800	219,528	1,563,207
Senior Vice President, Secretary and General Counsel
Dion Persson	2019	450,000			420,060	180,008	143,100	9,973	1,203,141
Senior Vice President, Business Development	2018	408,333			850,032	450,016	300,375	52,207	2,060,963
Gregory L. Rutherford	2019	292,727	449,000	(5)	600,038		—	6,248	1,348,013
President, Terminix Commercial
Matthew J. Stevenson	2019	380,156			490,050	210,009	—	478,294	1,558,509
Former President, Terminix Residential	2018	431,250			400,040	400,008	305,663	44,019	1,580,980
Mary Kay Wegner	2019	169,705			420,060	180,008	93,800	722,469	1,586,042
Former President, ServiceMaster Brands	2018	425,000			400,040	400,008	288,405	14,031	1,527,484
	2017	425,000			800,061	350,101	415,000	9,788	1,999,950

(1)
The amounts in these columns reflect the aggregate grant date fair value of the PSUs, RSUs and stock options awarded. The assumptions used in the valuation of the PSUs, RSUs and stock option awards are disclosed in the Stock-Based Compensation footnote to the audited financial statements included in Item 8 of the 2019 Form 10-K.

(2)
Annual bonuses for 2019 were based on Adjusted EBITDA, revenue, customer count and other individual performance criteria approved by the Compensation Committee.

(3)
Amounts in this column for 2019 are detailed in the All Other Compensation (2019) table below.

(4)
Mr. Bisignano received a cash sign-on bonus paid in 2019 as part of his offer of employment.

(5)
Mr. Rutherford's annual bonus was guaranteed at his target payout level for the full 2019 performance year. This amount also includes the payment of a cash sign-on bonus of $150,000 that was included in his offer of employment.

All Other Compensation (2019)

Named Executive Officer	Perquisites and Other Personal Benefits ($)		Severance Benefits ($)		Relocation Expenses ($)	Company Paid Life Insurance Premiums ($)	Company Contributions to PSRP ($)(1)	Tax Payment(s) ($)(2)	Total ($)
Nikhil M. Varty	1,017	(3)(7)	—		1,095	173	—	352	2,637
Anthony D. DiLucente	6,435	(4)	—		—	173	9,800	—	16,408
Michael C. Bisignano	—		—		166,348	173	9,695	43,312	219,528
Dion Persson	—		—		—	173	9,800	—	9,973
Gregory L. Rutherford	—		—		—	115	6,133	—	6,248
Matthew J. Stevenson	—		468,350	(5)	—	144	9,800	—	478,294
Mary Kay Wegner	8,480	(6)(7)	701,250	(8)	—	72	9,800	2,867	722,469

(1)
The PSRP is our tax-qualified retirement savings plan.

(2)
The numbers disclosed in this column reflect the tax gross-up for relocation expenses consistent with the Company's relocation policy relating to the hire of Messrs. Varty and Bisignano and the tax gross-up for the non-business use of the company aircraft or commercial airlines by nonemployees, including spouses.

(3)
Mr. Varty's number includes the use of the corporate aircraft for his spouse accompanying him on a business trip.

(4)
Mr. DiLucente's number includes reimbursement for use of for the company aircraft for non-business reasons and for spousal travel.

(5)
This amount represents the severance benefits payable to Mr. Stevenson, pursuant to his severance agreement, following his departure from the Company on October 31, 2019.

(6)
Ms. Wegner's number includes income for use of commercial airlines for an accompanying non-employee guest traveling to a business function and for non-business travel prior to her departure from the and reimbursement for COBRA expenses following her departure from the Company.

(7)
The incremental cost of the use of the Company aircraft included in the table above is calculated based on the variable operating costs to ServiceMaster, including fuel costs, mileage, trip related maintenance, universal weather monitoring costs, on board catering, lamp/ramp fees and other miscellaneous variable costs based on occupied seat hours. Fixed costs, which do not change based on usage, such as pilot salaries, depreciation and the cost of maintenance not related to trips are excluded. The compensation for personal use of the Company aircraft calculated based on the variable operating costs incurred is typically greater than the amount calculated under the income imputation rules established by the IRS for personal use of company aircraft. The aggregate cost of other perquisites and personal benefits is measured on the basis of the actual cost to the Company.

(8)
This amount represents the severance benefits payable to Ms. Wegner, pursuant to her severance agreement, following her departure from the Company on May 24, 2019.

Grants of Plan Based Awards (2019)

        The amounts listed in the table below in the column entitled Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential 2019 earnings under the AIP, which is a non-equity incentive plan. The threshold amount is the minimum earned amount if threshold performance is attained for all performance measures. The plan provides for a maximum payout equal to 300 percent of the executive's target award, 200 percent maximum funding plus up to 150 percent individual modifier as determined by the Compensation Committee. Additional information is discussed in "Compensation Discussion and Analysis—Annual Incentive Plan" above. Additional detail is provided in "Compensation Discussion and Analysis—Long-Term Equity Awards" above.

									All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
Niknil M. Varty	N/A	500,000	1,000,000	2,000,000
	2/18/2019				24,976	49,951	99,902				2,000,038
	2/18/2019							19,981			800,039
	2/18/2019								100,756	40.04	1,200,004
Anthony D. DiLucente	N/A	181,125	362,250	724,500
	2/18/2019				5,651	11,302	22,604				452,532
	2/18/2019							4,521			181,021
	2/18/2019								22,796	40.04	271,500
Michael C. Bisignano	N/A	136,004	272,007	544,014
	2/18/2019				3,591	7,181	14,362				287,527
	2/18/2019							2,873			115,035
	2/18/2019								14,484	40.04	172,504
Dion Persson	N/A	135,000	270,000	540,000
	2/18/2019				3,747	7,493	14,986				300,020
	2/18/2019							2,998			120,040
	2/18/2019								15,114	40.04	180,008
Gregory L. Rutherford	N/A	149,500	299,000	598,000
	5/13/2019							11,201			600,038
Matthew J. Stevenson	N/A	123,952	247,903	495,806
	2/18/2019				4,371	8,742	17,484				350,030
	2/18/2019							3,497			140,020
	2/18/2019								17,633	40.04	210,009
Mary Kay Wegner	N/A	54,493	108,986	217,972
	2/18/2019				3,747	7,493	14,986				300,020
	2/18/2019							2,998			120,040
	2/18/2019								15,114	40.04	180,008

(1)
Represents the calculation of the annual bonus under the 2019 AIP at 200 percent of target.

(2)
Represents PSUs, which are earned based on performance and vest following the three-year performance period (2019 - 2021). Maximum payout under the performance share units is 200 percent.

(3)
Represents RSUs granted on February 18, 2019 that will vest in equal installments on the first three anniversaries of the grant date, assuming continued service.

(4)
Represents nonqualified stock options granted on February 18, 2019 that will vest in equal installments on the first three anniversaries of the grant date, assuming continued service.

(5)
The amounts in this column reflect the aggregate grant date fair value of PSUs, options and RSUs detailed in the prior columns. The assumptions used in the valuation of PSUs, stock options and RSU awards are disclosed in the Stock-Based Compensation footnote to the audited financial statements included in Item 8 of the 2019 Form 10-K.

Employment Arrangements

Employment Agreement with Mr. Varty

        On July 26, 2017, we announced that Nikhil M. Varty had been elected to serve as our CEO pursuant to an employment agreement with us. Mr. Varty's employment agreement was initially for a term of three years subject to automatic one-year renewals thereafter, absent termination notice by either party. Under his employment agreement, Mr. Varty received an initial annual base salary of $1 million and a target annual incentive bonus opportunity of 100 percent of his base salary. Mr. Varty's employment agreement provided for corporate housing through the first anniversary of his hire date and the reimbursement of reasonable weekly commuting expenses between Detroit, Michigan and Memphis, Tennessee through the first anniversary of his hire date. Mr. Varty's employment agreement provided for annual long-term equity awards with a grant value equal to 350 percent of his base salary for 2018 and 2019. Mr. Varty's employment agreement also provided for severance benefits as described below under "Potential Payments Upon Termination or Change in Control." A failure by us to renew the agreement would have constituted a termination of Mr. Varty's employment without cause for purposes of his severance benefits.

        Mr. Varty resigned from his position as CEO effective as of January 21, 2020. Mr. Varty and the Company entered into a letter agreement (the "Letter Agreement"), effective as of January 21, 2020, setting forth the terms of Mr. Varty's resignation and continued employment as executive advisor until February 29, 2020. The Letter Agreement provided that through the February 29, 2020, Mr. Varty continued to receive his salary and benefits and was eligible for continued vesting of his outstanding equity awards. Mr. Varty was eligible to earn a bonus under the Company's 2019 AIP.

Equity Awards

        As noted in the Compensation Discussion and Analysis, on February 18, 2019, the Compensation Committee approved the grant of the equity awards set forth in the table below to our NEOs. The PSUs will be earned over the three-year performance period (2019-2021). Stock options are scheduled to vest and become exercisable in equal annual installments on the first three anniversaries of the grant date, subject to the NEO's continued employment with the Company. The stock options awarded on February 18, 2019 have an exercise price of $40.04 per share. The Compensation Committee also approved RSUs that vest in equal annual installments on the first three anniversaries of the grant date, subject to the NEO's continue employment with the Company. The Compensation Committee approved RSUs for Mr. Rutherford as part of his offer letter. This award was approved with a grant date of May 13, 2019 and will vest on the third anniversary of the grant date, assuming continued employment.

Named Executive Officer	Number of PSUs	Number of Stock Options	Number of RSUs
Nikhil M. Varty	49,951	100,756	19,981
Anthony D. DiLucente	11,302	22,796	4,521
Michael C. Bisignano	7,181	14,484	2,873
Dion Persson	7,493	15,114	2,998
Gregory L. Rutherford(1)	—	—	11,201
Matthew J. Stevenson	8,742	17,633	3,497
Mary Kay Wegner	7,493	15,114	2,998

(1)
Mr. Rutherford's RSU award was granted as a part of his offer of employment. These RSUs will vest on the third anniversary of the grant date, assuming continued employment.

        All PSUs, stock options and RSUs currently held by the NEOs are shown in the "Outstanding Equity Awards at Fiscal Year End (2019)" table below.

        The Omnibus Incentive Plan and an employee stock option agreement govern each option award and provide, among other things, that the options vest in equal installments on the first four anniversaries of the grant dates for options granted prior to 2019 and generally vest in equal installments on the first three anniversaries of the grant dates for options granted in 2019 and later, subject to continued employment through each applicable vesting date. The Omnibus Incentive Plan and an RSU award agreement govern each RSU award and provide, among other things, that the RSUs generally vest in equal installments on the first three anniversaries of the grant dates, subject to continued employment through each applicable vesting date. Holders of RSUs have no rights as stockholders, including voting rights. Holders of RSUs are, however, entitled to dividend equivalents if a dividend is declared on our common stock. See "Potential Payments Upon Termination or Change in Control" below for information regarding the cancellation or acceleration of vesting of stock options and RSUs upon certain terminations of employment or a change in control.

Outstanding Equity Awards at Fiscal Year End (2019)

								Performance Stock Awards
		Option Awards				Stock Awards		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Yet Vested (#)(4)
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)
Nikhil M. Varty	7/26/2017	74,024	74,025	28.56	7/26/2027	—	—	—	—
	2/18/2018	36,365	109,094	37.07	2/18/2028	31,477	1,216,901	—	—
	2/18/2019	—	100,756	40.04	2/18/2027	19,981	772,465	24,976	965,553
Anthony D. DiLucente	1/24/2017	—	—	—	—	3,279	126,766	—	—
	2/20/2017	22,416	22,416	26.01	2/20/2027	—	—	—	—
	2/18/2018	9,350	28,055	37.07	2/18/2028	8,093	312,875	—	—
	2/18/2019	—	22,796	40.04	2/18/2027	4,521	174,782	5,651	218,468
Michael C. Bisignano	10/26/2018	—	—	—	—	3,958	153,016	—	—
	2/18/2019	—	14,484	40.04	2/18/2027	2,873	111,070	3,591	138,809
Dion Persson	2/18/2018	9,339	28,020	37.07	2/18/2028	5,480	211,857	—	—
	10/22/2018	—	—	—	—	6,030	233,120	—	—
	2/18/2019	—	15,114	40.04	2/18/2027	2,998	115,903	3,747	144,840
Gregory L. Rutherford	5/13/2019	—	—	—	—	11,201	433,031	—	—
Matthew J. Stevenson(5)	—	—	—	—	—	—	—	—	—
Mary Kay Wegner(6)	—	—	—	—	—	—	—	—	—

(1)
Represents options to purchase shares of common stock granted under the Omnibus Incentive Plan. Options become exercisable on the basis of passage of time and continued employment over a four-year period for options granted prior to 2019 and generally vest in equal installments on the first three anniversaries of the grant dates for options granted in 2019 and later, subject to continued employment through each applicable vesting date. Mr. Varty's unvested stock options and RSUs were cancelled upon his departure from the Company on February 29, 2020.

(2)
Represents restricted shares, performance RSUs and PSUs to be settled in common stock granted under the Omnibus Incentive Plan. PSUs are earned based on the level of achievement of a cumulative adjusted EPS target for performance years 2019-2021 and will vest at the end of 2021 for the grant on February 18, 2019. Maximum payout under the performance share units is 200 percent of the target award. Messrs. Varty and Stevenson and Ms. Wegner forfeited their PSU awards upon departure from the Company.

(3)
Fair market value as of December 31, 2019 of $38.66 per share.

(4)
Represents the number and market value of PSUs at the threshold payout level.

(5)
Unvested stock options, RSUs and PSUs were canceled upon Mr. Stevenson's departure from the Company on October 31, 2019.

(6)
Unvested stock options, RSUs and PSUs were canceled upon Ms. Wegner's departure from the Company on May 24, 2019.

Option Exercises and Stock Vested (2019)

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Nikhil M. Varty	—	—	15,739	630,190
Anthony D. DiLucente	—	—	7,327	287,897
Michael C. Bisignano	—	—	1,979	83,514
Dion Persson	—	—	5,757	279,068
Gregory L. Rutherford	—	—	—	—
Matthew J. Stevenson	8,313	143,201	7,042	298,015
Mary Kay Wegner	41,565	1,034,818	2,436	97,537

(1)
Reflects the vesting of RSUs in 2019, for Messrs. Varty, DiLucente, Bisignano, Persson and Stevenson and Ms. Wegner. These executives elected to surrender a portion of the shares that settled upon vesting of the RSUs to satisfy tax withholding obligations, resulting in net shares of 9,507; 4,203; 1,192; 4,586; 4,673; and 1,366; respectively.

(2)
The figures in this column represent the number of RSUs vesting multiplied by the fair market value of Company stock on the date of vesting.

Nonqualified Deferred Compensation Plans

        The table below sets forth information regarding each NEO's deferred compensation. Messrs. DiLucente and Stevenson participated in the DCP during 2019. Details are listed on the following table.

Nonqualified Deferred Compensation (2019)

Named Executive Officer	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Nikhil M. Varty	—	—	—	—	—
Anthony D. DiLucente	314,325	—	111,676	—	970,828
Michael C. Bisignano	—	—	—	—	—
Dion Persson	—	—	—	—	—
Gregory L. Rutherford	—	—	—	—	—
Matthew J. Stevenson	68,586	—	21,343	(153,865)	—
Mary Kay Wegner	—	—	—	—	—

(1)
Amounts shown in this column for Messrs. DiLucente and Stevenson are included in the Summary Compensation Table as 2019 Salary and Non-Equity Incentive Plan Compensation.

(2)
Matching contributions to the DCP were not made in 2019.

(3)
The amounts in this column do not represent above-market or preferential earnings and therefore are not included in the Summary Compensation Table.

Deferred Compensation Programs

        The DCP is a nonqualified deferred compensation plan designed to afford certain highly compensated employees the opportunity to defer up to 75 percent of their compensation on a pre-tax basis. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the DCP. The Company, in its sole discretion, may make matching contributions, based on the amounts that are deferred by employees pursuant to the DCP, but did not choose to make matching contributions for 2019. Distributions are paid at the time elected by the participant in accordance with the DCP.

        The DCP is not currently funded by the Company, and participants have an unsecured contractual commitment from the Company to pay the amounts due under the DCP. All plan assets are held in trust and are considered general assets of the Company. When such payments are due, the cash will be distributed from the DCP's trust.

Potential Payments Upon Termination or Change in Control

Severance Benefits for NEOs

        Unless modified by separate agreement, and except as described below, upon a termination of employment for any reason, we have no obligation to pay any prospective amounts or provide any benefits to our NEOs. Our obligations will consist of those obligations accrued at the date of termination, including payment of earned salary, vacation, reimbursement of expenses and obligations that may otherwise be payable in the event of death or disability.

        For the purpose of the following discussion, "cause" means a material breach by the executive of the duties and responsibilities of the executive (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on the executive's part, committed in bad faith or without reasonable belief that such breach is in our best interests and not remedied in a reasonable period of time after receipt of written notice from us specifying such breach; or the commission by the executive of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by the executive that materially and adversely affects our business affairs or reputation. The NEOs' agreements described below also include in the definition of "cause": any failure by the executive to cooperate with any investigation or inquiry into the executive's business practices, whether internal or external, including, but not limited to, the executive's refusal to be deposed or to provide testimony at any trial or inquiry.

        Upon each executive's death or disability, we will pay to the executive (or his or her executors or legal representatives, to the extent applicable) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid; plus if the date of termination is after June 30 of a fiscal year, a prorated bonus through his date of termination (determined based on the target bonus, in the event of retirement or death, or actual accomplishment, in the event of disability).

Mr. Varty

        Mr. Varty's employment agreement provided that if we terminated Mr. Varty's employment without cause, or Mr. Varty terminated his employment for good reason, he would have received: (1) continued payment of his monthly base salary for 24 months following the date of termination; (2) reimbursement of COBRA premiums paid by him for 18 months following the date of termination (and reimbursement of COBRA premiums for up to an additional 6 months following the end of the original 18 month period to the extent that Mr. Varty and his dependents have not obtained coverage from a subsequent employer); (3) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid; (4) a prorated bonus through his date of termination; and (5) an amount equal to two times his average annual bonus paid or payable to Mr. Varty with respect to the two fiscal years immediately preceding the date of termination or, if Mr. Varty has not received an annual bonus for either or both of those fiscal years immediately preceding the date of termination, with such average to be calculated using his target annual bonus for such year or years, as applicable. Payments of Mr. Varty's severance benefits were subject to Mr. Varty signing a general release of claims. Mr. Varty is also subject to covenants not to compete or solicit for two years following termination and an indefinite covenant not to disclose confidential information. Upon Mr. Varty's retirement, death or disability, we would have been obligated to pay to Mr. Varty (or his executors or legal representatives, to the extent applicable) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid, plus a prorated bonus through his date of termination. The treatment of equity awards granted to Mr. Varty is described below under the "Omnibus Incentive Plan" section. Mr. Varty resigned from his position as CEO of the Company effective January 21, 2020. Since his departure was voluntary, he did not receive any severance benefits. All unvested PSUs, RSUs and stock options were canceled upon his departure from the Company on February 29, 2020.

Severance Arrangements with Other NEOs

        We have not historically offered severance agreements or change in control agreements to newly hired executive officers. Messrs. DiLucente and Persson are covered under our standard severance practices and guidelines. As officers who report directly to our CEO, they are eligible to receive severance if terminated without cause (as defined in "Potential Payments Upon Termination or Change in Control—Severance Benefits for NEOs"). Under our practice for executive officers as in effect as of December 31, 2019, in the event of such termination, an amount equal to one times base salary plus target bonus for the year of termination is paid out generally in monthly installments over a period of 12 months, and, if termination occurs after June 30 of a year, a prorated portion of the bonus earned under the AIP would be payable to the terminated executive at the same time as annual bonuses are paid to other executives for the applicable year, subject to execution of a general release and observing covenants not to compete, solicit, nor disclose confidential information.

        Mr. Bisignano's offer letter included a severance clause that provides for severance benefits equal to one times base salary plus target bonus for the year of termination paid out generally in monthly installments over a period of 12 months, and, if termination occurs after June 30 of a year, a prorated portion of the bonus earned under the AIP would be payable to the terminated executive at the same time as annual bonuses are paid to other executives for the applicable year, subject to execution of a general release and observing covenants not to compete, solicit, nor disclose confidential information.

        Mr. Rutherford's offer letter included a severance clause that provides for severance benefits equal to one times base salary paid out generally in monthly installments over a period of 12 months, and, if termination occurs after June 30 of a year, a prorated portion of the bonus earned under the AIP would be payable to the terminated executive at the same time as annual bonuses are paid to other executives for the applicable year, subject to execution of a general release and observing covenants not to compete, solicit, nor disclose confidential information.

        The Compensation Committee adopted severance guidelines in July 2018 that provide for enhanced severance payments to executive officers in the event of a change in control and subsequent termination from the acquiring company within 24 months of the change in control, a "double trigger provision." The guidelines provide for the payment of two times annual salary and target bonus upon the termination following a change in control.

        Mr. Stevenson received severance benefits upon his departure from the Company effective October 31, 2019 equal to one times annual base salary plus a prorated portion of the bonus earned under the 2019 AIP. Ms. Wegner received severance benefits upon her departure from the Company effective May 24, 2019 equal to one times annual base salary plus target bonus plus a prorated portion of the bonus earned under the 2019 AIP.

Omnibus Incentive Plan

        If an executive's employment is terminated by us for "cause" (as defined in the Omnibus Incentive Plan) all options (vested and unvested), unvested RSUs, unvested restricted stock and unvested performance RSUs are immediately cancelled.

        If an executive's employment is terminated by us without "cause" or if the executive voluntarily terminates his employment for any reason, all unvested options, RSUs and PSUs immediately terminate. Upon such a termination, the executive may exercise vested options before the first to occur of (1) the three month anniversary of the executive's termination of employment, (2) the expiration of the options' normal term, after which date such options are cancelled or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment.

        If an executive's employment terminates by reason of death or disability, all unvested options will vest, and all options will remain exercisable until the first to occur of (1) the one year anniversary of the executive's date of termination, (2) the expiration of the options' normal term, after which date such options are cancelled or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment. RSUs will vest as to the number of RSUs that would have vested on the next anniversary of the grant date (assuming the executive's employment had continued through such anniversary) multiplied by a fraction, the numerator of which is the number of days elapsed since (x) the grant date, if the termination due to death or disability occurs on or prior to the first anniversary of the grant date, or (y) the most recent prior anniversary of the grant date, if the termination due to death or disability occurs after the first anniversary of the grant date, and the denominator of which was 365 for 2019.

        The stock option agreements provide that all then outstanding options (whether vested or unvested) will be cancelled in exchange for a cash payment if we experience a "change in control" (as defined in the Omnibus Incentive Plan), unless the board of directors reasonably determines in good faith that options with substantially equivalent or better terms are substituted for the existing options. Upon a change in control, all RSUs will vest. For stock option and RSU awards granted April 23, 2018 and later, no cancellation, acceleration of vesting or other payment shall occur with respect to any RSU in connection with a change in control occurring prior to the third anniversary of the grant date, if the administrator reasonably determines prior to the change in control that the executive shall receive an "alternative award" meeting the requirements of the plan; provided, however, that if within two years following a change in control, the executive's employment is involuntarily terminated (other than for cause) or the executive resigns with good reason, at a time when any portion of the alternative award is unvested, the unvested portion of such alternative award shall immediately vest in full and such executive shall be provided with either cash or marketable stock equal to the fair market value of the stock subject to the alternative award on the date of termination. Notwithstanding the plan terms, certain legacy RSU grant agreements provide for accelerated vesting on a change in control occurring prior to vesting.

        Mr. Varty's equity awards (granted in connection with his employment agreement and any other awards granted to Mr. Varty under the Omnibus Incentive Plan) would have vested if he was terminated without cause or resigned for good reason, within 24 months following the signing of a definitive agreement, which if consummated, would result in a change in control. Mr. Varty resigned from his position as CEO of the Company effective January 21, 2020. Since his departure was voluntary, all unvested PSUs, RSUs and stock options were canceled upon his departure from the Company on February 29, 2020. Mr. Varty has until May 29, 2020 to exercise any vested options.

        The Compensation Committee also has the discretion to accelerate the vesting of options and RSUs at any time.

Payment Upon Retirement, Death, Disability, Qualifying Termination, or Change in Control as of December 31, 2019

        The following table sets forth information regarding the value of payments and other benefits payable by us to each of the NEOs employed by us as of December 31, 2019 in the event of retirement, death, disability, qualifying termination (a termination which qualifies an NEO for severance payments under his employment agreement or offer letter or our general severance policy) or change in control. Except as otherwise noted below, the amounts shown assume termination or change in control effective as of December 31, 2019 and a fair market value of our common stock on December 31, 2019 of $38.66 per share.

Potential Payments Upon Retirement, Death, Disability, Qualifying Termination or Change in Control (2019)

Named Executive Officer	Event	Base Salary and Target Bonus ($)(1)	Payment of Current Year Bonus ($)	Acceleration of Vesting of Stock Options ($)(2)	Acceleration of Vesting of RSUs/PSUs ($)(2)	Health & Welfare ($)(3)	Total Payments ($)
Nikhil M. Varty	Retirement	—	265,000	—	—	—	265,000
	Death	—	1,000,000	921,112	1,073,619	—	2,994,731
	Disability	—	265,000	921,112	1,073,619	—	2,259,731
	Qualifying Termination	4,000,000	265,000	—	—	49,612	4,314,612
	Change in Control	4,000,000	265,000	921,112	2,954,919	—	8,141,031
Anthony D. DiLucente	Retirement	—	220,800	—	—	—	220,800
	Death	—	362,250	328,170	318,447	—	1,008,867
	Disability	—	220,800	328,170	318,447	—	867,417
	Qualifying Termination	879,750	220,800	—	—		1,100,550
	Change in Control	1,759,500	220,800	328,170	832,891	—	3,141,361
Michael C. Bisignano	Retirement	—	165,800	—	—	—	165,800
	Death	—	272,007	—	91,168	—	363,175
	Disability	—	165,800	—	91,168	—	256,968
	Qualifying Termination	727,200	165,800	—	—		893,000
	Change in Control	1,454,400	165,800	—	402,895	—	2,023,095
Dion Persson	Retirement	—	143,100	—	—	—	143,100
	Death	—	270,000	44,552	195,822	—	510,374
	Disability	—	143,100	44,552	195,822	—	383,474
	Qualifying Termination	720,000	143,100	—	—	—	863,100
	Change in Control	1,440,000	143,100	44,552	705,719	—	2,333,371
Gregory L. Rutherford	Retirement	—	299,000	—	—	—	299,000
	Death	—	299,000	—	91,496	—	390,496
	Disability	—	299,000	—	91,496	—	390,496
	Qualifying Termination	759,000	299,000	—	—	—	1,058,000
	Change in Control	1,518,000	299,000	—	433,031	—	2,250,031
Matthew J. Stevenson(4)	Qualifying Termination	468,350	—	—	—	—	468,350
Mary Kay Wegner(5)	Qualifying Termination	701,250	93,800	—	—	—	795,050

(1)
Calculations are based upon the terms previously discussed under Severance Benefits for NEOs.

(2)
As noted above in the sections entitled Omnibus Incentive Plan, upon death or disability, all or portions of unvested stock options and RSUs become vested and exercisable. For RSUs a prorated number of units will vest based on the length of service to the date of death or disability divided by the full number of days in the performance period. Beginning with awards granted in July 2018 and going forward, the Company implemented a "double trigger" acceleration of stock options and RSUs in the event of a change in control. The values in the table were based on a value of $38.66 per share at December 31, 2019 and option exercise prices of $26.01; $28.56; $37.07; and $40.04; as applicable.

(3)
Represents the amount to be paid for continuation of benefits coverage, based on the coverage carried on December 31, 2019.

(4)
Mr. Stevenson terminated from the Company on October 31, 2019. The figures presented represent provisions of his executed severance agreement.

(5)
Ms. Wegner left the Company on May 24, 2019. The figures presented represent provisions of her executed severance agreement.

CEO Pay Ratio

        To determine the CEO pay ratio, we included our global population as of December 31, 2019. We used actual compensation data from the Company's human resource systems for employees in the United States and target compensation for employees outside the United States. We annualized pay for employees, including part-time employees, who commenced work in 2019. Pay for part-time employees who commenced work in 2019 was annualized only to the extent of the part-time hours they would have worked during 2019. We determined our median employee based on this data. We calculated the median base salary and determined that person's total compensation was $48,126 in 2019. Our CEO's annual compensation for 2019 was $5,267,718, including the grant date value of equity awards. As a result, the ratio of CEO pay to median employee pay for 2019 was 109:1.

        The SEC's pay ratio disclosure rules permit the use of estimates, assumptions and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. The resulting pay ratio as calculated in a manner consistent with SEC rules and we believe it constitutes a reasonable estimate. However, as contemplated by SEC rules, we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at ServiceMaster. Other companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

Equity Compensation Plan Information

        The following table contains information, as of December 31, 2019, about the amount of our common shares to be issued upon the exercise of outstanding options, RSUs and DSEs granted under the old Management Stock Incentive Plan ("MSIP") and the Omnibus Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)(2)
Equity compensation plans approved by stockholders	2,128,255	35.30	5,749,297
Equity compensation plans not approved by stockholders	—	—	—

Total	2,128,255	35.30	5,749,297

(1)
The figures in this column reflect stock options, RSUs and DSEs granted to directors, executives, officers and employees pursuant to the MSIP and Omnibus Incentive Plan.

(2)
Includes and shares that can be issued under the Omnibus Incentive Plan and the ESPP, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 9, 2020 with respect to the ownership of our common stock by:

  •
  each person known to own beneficially more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our NEOs; and

  •
  all of our current executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Percentage computations are based on 131,923,361 shares of our common stock outstanding as of April 9, 2020.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

Name of Beneficial Owner	Shares Beneficially Owned	Percent
Janus Henderson Group plc(1)	18,077,438	13.7
T. Rowe Price Associates, Inc.(2)	14,498,902	11.0
Eaton Vance Management(3)	12,733,355	9.7
The Vanguard Group(4)	12,040,998	9.1
Select Equity Group, L.P.(5)	8,880,685	6.7
Naren K. Gursahaney(6)(7)	15,932	*
Deborah H. Caplan(6)(7)	3,747	*
John B. Corness(6)(7)	10,740	*
Laurie Ann Goldman(6)(7)	9,743	*
Steven B. Hochhauser(6)(7)	7,723	*
Stephen J. Sedita(6)(7)	20,253	*
Mark E. Tomkins(6)(7)	19,398	*
Nikhil M. Varty(6)(8)	106,316	*
Anthony D. DiLucente (6)(8)	82,145	*
Michael C. Bisignano(6)(8)	6,536	*
Dion Persson(6)(8)	37,070	*
Gregory L. Rutherford(6)(8)	4,100	*
Matthew J. Stevenson(6)(8)	—	*
Mary Kay Wegner(6)(8)	—	*
All current directors and executive officers as a group (15 persons)(8)	251,061	*

*
Less than one percent.

(1)
Based on information obtained from a Schedule 13G/A filed with the SEC by Janus Henderson Group plc ("Janus Henderson"). Janus Henderson has a direct 97.11 percent ownership stake in Intech Investment Management LLC ("Intech") and a direct 100 percent ownership stake in Janus Capital Management LLC ("Janus Capital"), Perkins Investment Management LLC ("Perkins"), Geneva Capital Management LLC ("Geneva"), Henderson Global Investors Limited ("HGIL") and Janus Henderson Investors Australia Institutional Funds Management Limited ("JHGIAIFML") (each an "Asset Manager" and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as "Managed Portfolios").

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 18,027,880 shares of ServiceMaster common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Intech may be deemed to be the beneficial owner of 49,558 shares of ServiceMaster common stock held by such Managed Portfolios. However, Intech does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Janus Henderson Group plc is a Jersey, Channel Islands company with an address of 201 Bishopsgate EC2M 3AE, United Kingdom.

(2)
Based on information obtained from a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates"). Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

Except as may be indicated if this is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser ("T. Rowe Price Funds"), not more than five percent of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

T. Rowe Price Associates, Inc. is a Maryland corporation. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
Based on information obtained from a Schedule 13G filed with the SEC by Eaton Vance Management. The address of Eaton Vance Management is 2 International Place, Boston, MA 02110.

(4)
Based on information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,449 shares of the common stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 43,219 shares of the common stock of the Company as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group is a Pennsylvania corporation with an address of 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on a Schedule 13G filed jointly by Select Equity Group, L.P., a Delaware limited partnership ("Select LP"), and George S. Loening, who is the majority owner of Select LP and managing member of its general partner. The business address of Select LP and Mr. Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(6)
The business address for these persons is c/o ServiceMaster Global Holdings, Inc., 150 Peabody Place, Memphis, Tennessee 38103.

(7)
Includes DSEs granted to the directors for board service as follows: Messrs. Corness (5,920), Gursahaney (3,476), Hochhauser (5,223) and Sedita (2,444). Mr. Sedita's DSEs will settle on April 30, 2020, and DSEs for the other directors will settle 30 days after their departure from the board of directors. Each director has represented to the Company that none of the securities owned by him or her have been pledged.

(8)
Includes shares which the NEOs have the right to acquire prior to June 8, 2020 through the exercise of stock options or vesting of RSUs as follows: Mr. Varty, 106,316 shares; Mr. DiLucente, 59,924 shares; Mr. Bisignano, 4,828 shares; and Mr. Persson, 23,717 shares. All current executive officers as a group have the right to acquire 113,251 shares prior to June 8, 2020 through the exercise of stock options or vesting of RSUs. Each executive officer has represented to the Company that none of the securities owned by him or her have been pledged.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish such reports to the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10 percent beneficial owners were complied with by such persons, except that the Corporate Secretary's office inadvertently filed a Form 4 one day late in 2019 for Ms. Wegner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

        Our board of directors has approved written policies and procedures with respect to the review and approval of certain transactions between us and a "Related Person," or a "Related Person Transaction," which we refer to as our "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, the board of directors must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, and the legal department will then determine whether it should be submitted to our Audit Committee for consideration.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person," as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ServiceMaster or a nominee to become a director of ServiceMaster; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10 percent or more.

        During 2019, there were no related-party or conflicts of interest transactions between the Company and any of our independent directors that require disclosure under SEC rules.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors. The indemnification agreements provide our directors with contractual rights to indemnification and expense advancement rights.

REPORT OF THE AUDIT COMMITTEE

        The principal purpose of the Audit Committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for the appointment, retention, termination, compensation, evaluation and oversight of our independent registered public accounting firm. The Audit Committee's function is more fully described in its charter, and a description of its oversight responsibilities is set forth below in Proposal 3.

        Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles and for establishing and maintaining adequate internal controls over financial reporting. Deloitte, our independent registered public accounting firm for 2019, was responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report as a result of such audits. The Audit Committee serves as a focal point for communication among the board of directors and its committees, the independent registered public accounting firm, management and our internal audit function, as the respective duties of such groups, or their constituent members, relate to our financial accounting and reporting and to its internal controls.

        The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2019 with management and with Deloitte. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2019.

        The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301 "Communications with Audit Committees" issued by the PCAOB. The Audit Committee also reviewed and discussed with management, the internal auditors and the independent registered public accounting firm, management's report, and the independent registered public accounting firm's attestation, on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

        The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from us.

        The board of directors has determined that the following members of the Audit Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Mark E. Tomkins

and Stephen J. Sedita. The board of director has also determined each member of the Audit Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards.

        Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee

Mark E. Tomkins (Chair)
Deborah H. Caplan
Stephen J. Sedita

        This Report of the Audit Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

 PROPOSAL 1: ELECTION OF DIRECTORS

        The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year as Class III directors:

  •
  Deborah H. Caplan

  •
  Naren K. Gursahaney

  •
  Mark E. Tomkins

        If elected, each of these individuals will serve as a Class III director until the 2023 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class III director.

        The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described above in the section entitled "The Board of Directors and Corporate Governance."

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED ABOVE.

 PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with Section 14A of the Exchange Act, the Company's stockholders are entitled to approve, on an advisory basis, the compensation of our NEOs. This non-binding advisory vote, commonly known as a "Say-on-Pay" vote, gives our stockholders the opportunity to express their views on our NEOs' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. At the 2019 Annual Meeting, stockholders approved the 2019 Say-on-Pay vote and at the

2015 Annual Meeting approved the advisory vote on the frequency of Say-on-Pay vote for every year. As such, we expect to present a Say-on-Pay vote to stockholders each year.

        As described in the "Compensation Discussion and Analysis" section of this proxy statement (the "CD&A"), the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been, and continues to be, to pay our executives based on our performance. In particular, the Compensation Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the NEOs on the strategic, operational and financial performance of the Company and (iii) encourage the NEOs to meet long-term performance objectives and increase stockholder value. To do so, the Compensation Committee uses a combination of near- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Compensation Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our NEOs are reasonable and not excessive.

        For these reasons, the board of directors is asking stockholders to vote "FOR" the following resolution:

  "RESOLVED, that the compensation paid to the Company's NEOs, as disclosed pursuant to the rules of the SEC, including the CD&A, compensation tables and narrative discussion, is hereby APPROVED."

        As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our NEOs, and to review the tabular disclosures regarding NEO compensation together with the accompanying narrative disclosures in the "Executive Compensation" section of this proxy statement.

        As an advisory vote, Proposal 2 is not binding on our board of directors or the Compensation Committee, will not overrule any decisions made by our board of directors or the Compensation Committee or require our board of directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" NON-BINDING ADVISORY APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the board of directors has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and recommends that the stockholders vote for ratification of such selection. Prior to appointing Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee reviewed the performance of Deloitte and made inquiries of management regarding Deloitte's performance. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit

Committee may reconsider its appointment of Deloitte for 2020 and will consider the outcome of the vote when making appointments of our independent registered public accounting firm in future years. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and the stockholders' best interests.

        Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Evaluation and Oversight Responsibilities

        The Audit Committee evaluates the selection of the independent registered public accounting firm each year. In determining whether to reappoint Deloitte as our independent registered public accounting firm, the Audit Committee considers a number of factors, including:

  •
  Deloitte's historical and recent performance on the Company's audit;

  •
  the quality and efficiency of the services provided by Deloitte;

  •
  an assessment of the firm's professional qualifications, resources and expertise;

  •
  Deloitte's knowledge of the Company's business and industry;

  •
  the quality of the Audit Committee's ongoing communications with Deloitte and of the firm's relationship with the Audit Committee and Company management;

  •
  the quality and efficiency of the services provided by Deloitte, including input from management on Deloitte's performance and how effectively Deloitte demonstrated its independent judgment, objectivity and professional skepticism;

  •
  Deloitte's independence;

  •
  the appropriateness of Deloitte's fees;

  •
  the length of time the firm has served in this role; and

  •
  external data on audit quality and performance, including recent PCAOB reports on Deloitte and peer firms.

Considered together, these factors enable the Audit Committee to evaluate whether the selection of Deloitte as the Company's independent registered public accounting firm, and the retention of Deloitte to perform other services, will contribute to, and enhance, audit quality. Based on its evaluation, the Audit Committee believes that the continued retention of Deloitte to serve as the Company's independent registered public accounting firm is in the best interest of our stockholders.

Review and Assessment of Audit and Related Services

        The Audit Committee has sole and direct responsibility for assessing the overall value, both quality and cost, of the annual audit and related services provided by Deloitte. They actively monitor the engagement through all phases of the process, including approving audit fees and other related fees and assessing overall value delivered. Each year Deloitte makes a proposal of services to be performed and the fees related to such services. The Audit Committee, along with management, engages Deloitte in a negotiation of such fees, consistent with the value of a quality audit. Our Audit Committee members are experienced in the accounting industry and sit on other boards and audit committees, which provides them with competitive insight that allows them to assess the total value derived from the annual audit and related services.

        The following table presents, for 2019 and 2018, fees for professional services rendered by Deloitte for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC's definitions and rules, "audit fees" are fees we paid Deloitte for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any products and services provided by Deloitte not included in the first three categories.

	2019	2018
Audit Fees(1)	$2,638,000	$2,732,700
Audit-Related Fees(2)	$6,000	$298,000
Tax Fees(3)	$185,000	$276,000
All Other Fees(4)	$291,000	—

(1)
Audit fees include fees related to the audit of ServiceMaster and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of ServiceMaster.

(2)
For 2018, principally represents fees paid in connection with auditing carve-out financial statements for AHS related to the spin-off transaction, as well as fees paid in connection with a comfort letter issued in connection with debt incurred by AHS prior to the spin-off.

(3)
For 2019 and 2018, includes services rendered in connection with tax planning, compliance and tax return preparation fees.

(4)
For 2019, principally represents fees paid for acquisition related tax and accounting due diligence advisory services.

Pre-Approval Policies and Procedures

        In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board of directors has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and PCAOB, the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

        All of the services performed by Deloitte during the year ended December 31, 2019 and 2018 were approved in advance by the Audit Committee pursuant to the pre-approval policy.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

 OTHER BUSINESS

        The board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the accompanying proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

        A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company's offices at 150 Peabody Place, Memphis, TN 38103, for inspection by the stockholders during regular business hours from April 9, 2020 to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

        Whether or not you expect to attend the Annual Meeting, if you received a proxy card or voting instruction card and choose to vote by mail, please complete, date and sign and promptly return the accompanying card in the provided postage-paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,

Michael C. Bisignano
Senior Vice President, General Counsel and Secretary

April 20, 2020

SERVICEMASTER GLOBAL HOLDINGS, INC.

150 Peabody Place
Memphis, TN 38103

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/25/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SERVICEMASTER GLOBAL HOLDINGS, INC. 150 Peabody Place MEMPHIS, TN 38103 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/25/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For 0 0 0 For 0 0 Against 0 0 0 Against 0 0 Abstain 0 0 0 Abstain 0 0 1A Deborah H. Caplan 1B Naren K. Gursahaney 1C Mark E. Tomkins The Board of Directors recommends you vote FOR proposals 2. and 3. 2. To hold a non-binding advisory vote approving executive compensation. 3. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000460447_1 R1.0.1.18

ADMISSION TICKET Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com SERVICEMASTER GLOBAL HOLDINGS, INC. Annual Meeting of Shareholders May 26, 2020 6:00 PM local time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoints Anthony D. DiLucente and Michael C. Bisignano, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SERVICEMASTER GLOBAL HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at ServiceMaster's corporate office, located at 150 Peabody Place, Memphis, TN 38103 on May 26, 2020 at 6:00 PM, local time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000460447_2 R1.0.1.18